UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Taubman Centers, Inc.

(Name of Registrant as Specified In Its Charter)

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TAUBMAN CENTERS, INC.

Notice of 2007 Annual Meeting of Shareholders

To be held May 9, 2007

To the Shareholders of Taubman Centers, Inc.:

The Annual Meeting of Shareholders of Taubman Centers, Inc. (the “Company”) will be held on Wednesday, May 9, 2007, at the Community House, 380 South Bates Street, Birmingham, Michigan 48009, at 11:00 a.m., Eastern time, for the following purposes:

1.	To elect two directors to serve until the annual meeting of shareholders in 2010;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007;

3.	To consider a shareholder proposal, if presented at the meeting; and

4.	To transact such other business as may properly come before the meeting.

 The Board of Directors has fixed the close of business on March 22, 2007 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting.

By Order of the Board of Directors

Robert S. Taubman,
Chairman of the Board, President and Chief Executive Officer

Bloomfield Hills, Michigan
March 30, 2007

 Even if you intend to be present at the Annual Meeting in person, please sign and date the enclosed proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or internet (as indicated on your proxy card or voting instruction card), to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.

TAUBMAN CENTERS, INC.
200 East Long Lake Road, Suite 300
P.O. Box 200
Bloomfield Hills, Michigan 48303-0200

Proxy Statement for 2007 Annual Meeting

This proxy statement contains information regarding the annual meeting of shareholders of Taubman Centers, Inc. (the “Company”) to be held at 11:00 a.m., Eastern time, on Wednesday, May 9, 2007 at the Community House, 380 South Bates Street, Birmingham, Michigan 48009. The Company’s Board of Directors is soliciting proxies for use at such meeting and at any adjournment or postponement of such meeting. The Company expects to mail this proxy statement on or about March 30, 2007.

About the Meeting

What is the purpose of the annual meeting of shareholders?

At the annual meeting of shareholders, holders of the Company’s common stock (the “common stock”) and Series B Non-Participating Convertible Preferred Stock (the “Series B Preferred Stock” and, together with the common stock, the “Voting Stock”) will act upon the matters outlined in the accompanying Notice of Meeting, including the election of two directors to serve until the annual meeting of shareholders in 2010, the ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2007, and the consideration of a shareholder proposal (if presented at the meeting).

In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders. The Company expects that representatives of KPMG will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.

Who is entitled to vote?

Only record holders of Voting Stock at the close of business on the record date of March 22, 2007 are entitled to receive notice of the annual meeting and to vote those shares of Voting Stock that they held on the record date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the annual meeting.

What counts as Voting Stock?

The Company’s common stock and Series B Preferred Stock vote together as a single class and constitute the voting stock of the Company. The Company’s 8% Series G Cumulative Redeemable Preferred Stock and 7.625% Series H Cumulative Redeemable Preferred Stock (collectively, the “Non-Voting Preferred Stock”) do not entitle their holders to vote at the annual meeting. No other shares of the Company’s capital stock other than the Voting Stock and the Non-Voting Preferred Stock are outstanding, although the Company has authorized the issuance of shares of an additional series of preferred stock subject to the exercise of conversion rights granted to certain holders of preferred equity in The Taubman Realty Group Limited Partnership (“TRG”), the Company’s majority-owned subsidiary partnership through which the Company conducts all of its operations.

What is the Series B Preferred Stock?

The Series B Preferred Stock entitles its holders to one vote per share on all matters submitted to the Company’s shareholders and votes together with the common stock on all matters as a single class. In addition, the holders of Series B Preferred Stock (as a separate class) are entitled to nominate up to four individuals for election as directors. The number of individuals the holders of the Series B Preferred Stock may nominate in any given year is reduced by the number of directors nominated by such holders in prior years whose terms are not expiring. Three current directors whose terms are not expiring, Robert S. Taubman, Lisa A. Payne and William A. Taubman, were nominated by the holders of the Series B Preferred Stock. The holders of Series B Preferred Stock are entitled to nominate one more individual for election as a director of the Company, but they have chosen not to do so with respect to this annual meeting.

The Series B Preferred Stock was first issued in late 1998 and is currently held by partners in TRG other than the Company. Only TRG partners can acquire shares of Series B Preferred Stock; for nominal consideration, TRG partners can acquire such number of shares of Series B Preferred Stock equal to the number of TRG units that they hold. If a TRG partner tenders their TRG units for common stock under the Company’s Continuing Offer (described herein), they are required to redeem an equal number of shares of Series B Preferred Stock. If a partner exercises TRG incentive options and they elect to hold TRG units, they may also acquire an equal number of Series B shares; as of the date hereof, only Messrs. Robert Taubman and William Taubman are TRG partners who are eligible to receive TRG units. If a non-TRG partner exercises TRG incentive options, the TRG units are automatically converted to shares of common stock under the Continuing Offer and such persons cannot acquire shares of Series B Preferred Stock.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the record date will constitute a quorum for all purposes. As of the record date, 81,046,432 shares of Voting Stock were outstanding, consisting of 53,602,344 shares of common stock and 27,444,088 shares of Series B Preferred Stock. Broker non-votes (defined below), and proxies marked with abstentions or instructions to withhold votes, will be counted as present in determining whether or not there is a quorum.

What is the difference between holding shares as a shareholder of record and a beneficial owner?

Shareholders of Record.  If your shares are registered directly in your name with the Company’s transfer agent, Mellon Investor Services LLC, you are considered the shareholder of record with respect to those shares, and these proxy materials (including a proxy card) are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners.  Most of the Company’s shareholders hold their shares through a broker, trustee, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, trustee, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, trustee, bank or nominee. Your broker, trustee, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, trustee, bank or nominee on how to vote your shares.

How do I vote?

Shareholders of Record.  If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. You may also vote via telephone or internet (as indicated on your proxy card). If you attend the annual meeting, you may deliver your completed proxy card in person or vote by ballot.

Beneficial Owners.  If you complete and properly sign the accompanying voting instruction card and return it to your broker, trustee, bank or other nominee, it will be voted as you direct. You may also vote via telephone or internet (as indicated on your voting instruction card). If you want to vote your shares at the annual meeting, you must request and obtain a proxy from such broker, trustee, bank or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.

Can I change my vote after I return my proxy card or voting instruction card?

Shareholders of Record.  You may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the annual meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.

Beneficial Owners.  If you hold your shares through a bank, trustee, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Shareholders of Record.  If you return your signed proxy card but do not mark selections, the selections not marked will be voted in accordance with the recommendations of the Board of Directors. With respect to any other matter that properly comes before the annual meeting, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

Beneficial Owners.  If you hold your shares in street name through a broker, trustee, bank or other nominee and do not return the proxy card, such nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable law, brokers have the discretion to vote on routine matters, such as the uncontested election of directors and the ratification of the appointment of the Company’s independent registered public accounting firm, but do not have discretion to vote on non-routine matters. If the broker does not have discretionary authority to vote on a particular proposal, the absence of votes on that proposal with respect to your Voting Stock will be considered “broker non-votes” with regard to that matter. Voting stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum but the broker non-votes will not be considered votes cast with respect to that proposal.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or our transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.

What are the Board’s recommendations?

The Board recommends a vote:

Proposal 1 – FOR the election of the nominated slate of directors.

Proposal 2 – FOR the ratification of KPMG as the Company’s independent registered public accounting firm for 2007.

Proposal 3 – AGAINST the shareholder proposal.

What vote is required to approve each item?

Proposal 1 – Election of Directors.  Nominees who receive the most votes cast at the annual meeting will be elected as directors. The slate of directors discussed in this proxy statement consists of two directors whose terms are expiring. A properly signed proxy with instructions to withhold authority with respect to the election of one or more directors will not be voted for the director(s) so indicated and will have no effect on the outcome of the vote.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date will be necessary to ratify the Audit Committee’s appointment of KPMG as the Company’s independent registered public accounting firm for 2007. Abstentions will have the same effect as a vote against the matter. Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.

Proposal 3 – Shareholder Proposal.  The affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date will be necessary to approve the shareholder proposal. Abstentions and broker non-votes will have the same effect as a vote against the matter. Shareholder approval of this proposal would not automatically eliminate the classified board, but would amount to an advisory recommendation to the Board to take the necessary steps to achieve a declassified board. The Board will consider the results of this proposal in light of its fiduciary duties to act in a manner it believes to be in the best interests of the Company and all of its shareholders.

Other Matters.  If any other matter is properly submitted to the shareholders at the annual meeting, its adoption will require the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. The Board of Directors does not propose to conduct any business at the annual meeting other than as stated above.

How can I access the Company’s proxy materials and annual report on Form 10-K?

The Corporate Governance subsection under “Investor Relations” on the Company’s website, http://www.taubman.com, provides access, free of charge, to Securities and Exchange Commission (“SEC”) reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. In addition, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices: Taubman Centers Investor Services, 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303-0200.

You may also read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company, at http://www.sec.gov.

The references to the website addresses of the Company and the SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites are not part of this proxy statement.

Is a registered list of shareholders available?

The names of shareholders of record entitled to vote at the annual meeting will be available to shareholders entitled to vote at the meeting on Wednesday, May 9, 2007 at The Community House for any purpose reasonably relevant to the meeting.

How do I find out the voting results?

Preliminary voting results will be announced at the annual meeting, and final voting results will be published in the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2007.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s equity as of March 22, 2007. The share information set forth in the table below (both numbers of shares and percentages) reflects ownership of common stock and Series B Preferred Stock in aggregate; however, the notes to the table provide ownership information for the common stock and Series B Preferred Stock on a separate basis, including the percentage of the outstanding shares of the separate class that the holder’s shares represent. Each share of common stock and Series B Preferred Stock is entitled to one vote on each matter to be voted upon. Shares of the Company’s Non-Voting Preferred Stock held by directors or executive officers are specified in the applicable notes to the table, but are not included in the table. Unless otherwise indicated in the table, each person’s address is c/o Taubman Centers, Inc., 200 East Long Lake Road, Suite 300, P. O. Box 200, Bloomfield Hills, Michigan 48303-0200. Further, unless otherwise indicated, each owner has sole voting and investment powers with respect to the shares listed below.

Directors, Executive Officers and 5%	Number of
Shareholders (1)	Shares (1)		Percent of Shares (1)

Robert S. Taubman	2,877,524	(2)	3.5%
William S. Taubman	1,919,793	(3)	2.4
Lisa A. Payne	208,952	(4)	*
Stephen J. Kieras	17,753	(5)	*
David T. Weinert	16,614	(6)	*
Graham T. Allison	3,912	(7)	*
Jerome A. Chazen	13,060	(8)	*
Craig M. Hatkoff	3,944	(9)	*
Peter Karmanos, Jr.	52,482	(10)	*
William U. Parfet	14,333	(11)	*
A. Alfred Taubman	22,963,212	(12)	28.3
ING Groep N.V	3,954,691	(13)	4.9
Amstelveenseweg 500
1081 KL Amsterdam
The Netherlands
LaSalle Investment Management, Inc.	3,918,050	(14)	4.8
and related entity
200 East Randolph Drive
Chicago, Illinois 60601
The Vanguard Group, Inc.	3,352,464	(15)	4.1
100 Vanguard Blvd.
Malvern, PA 19355
Adelante Capital Management, LLC	2,661,793	(16)	3.3
555 12th Street, Suite 2100
Oakland, CA 94607
Directors and Executive Officers as a Group	3,329,754	(17)	4.1
(12 persons)

* less than 1%

(1)      The Company has relied upon information supplied by certain beneficial owners and upon information contained in filings with the SEC. A “5% shareholder” is defined as a holder of five percent of either the common stock or Series B Preferred Stock, while “Percent of Shares” provides information on the percentage of voting securities owned on an aggregate basis. Except as set forth in note 2 below regarding Units subject to issuance under the Deferral Agreement (as defined below), the share figures assume that all Units of Partnership Interest in TRG (“Units”) issued upon the exercise of options (“Incentive Options”) granted under The Taubman Realty Group Limited Partnership 1992 Incentive Option Plan, as amended (the “TRG 1992 Incentive Option Plan”), will be immediately exchanged for an equal number of shares of common stock under the Company’s exchange offer (the “Continuing Offer”) to holders of Incentive Options and certain partners in TRG. Share figures shown also assume that outstanding Units are not exchanged for common stock under the Continuing Offer (to avoid duplication, as a corresponding number of shares of Series B Preferred Stock are owned by each holder of Units) and that outstanding shares of Series B Preferred Stock are not converted into common stock (which is permitted, under specified circumstances, at the ratio of one share of common stock for each

14,000 shares of Series B Preferred Stock, with any resulting fractional shares redeemed for cash). As of March 22, 2007, there were 81,046,432 beneficially owned shares of Voting Stock, consisting of 53,602,344 shares of common stock and 27,444,088 shares of Series B Preferred Stock.

References below to shares of common stock subject to issuance under the Taubman Centers, Inc. Non-Employee Directors’ Deferred Compensation Plan (the “Non-Employee Directors’ Deferred Compensation Plan”) refer to restricted stock units granted under such plan. Such restricted stock units are fully vested at the time of grant but do not have voting rights.

(2)      Consists of (i) 5,925 shares of Series B Preferred Stock that Mr. Robert S. Taubman owns, 1,338,496 shares of Series B Preferred Stock owned by R & W-TRG LLC (“R&W”), a company owned by Mr. Taubman and his brother, Mr. William S. Taubman, and 871,262 shares of Series B Preferred Stock subject to issuance under the Deferral Agreement (as defined and described below) (in the aggregate, 7.8% of the Series B Preferred Stock), and (ii) 500,000 shares of common stock owned by R&W, 92,711 shares of common stock that Mr. Taubman has the right to receive upon the exercise and conversion of Incentive Options that have vested or will vest within 60 days of the record date, and 69,130 shares of common stock owned by his wife and children for which Mr. Taubman disclaims any beneficial interest (in the aggregate, 1.2% of the common stock).

To avoid duplication, excludes 5,925 Units that Mr. Robert S. Taubman owns, 1,338,496 Units owned by R&W and 871,262 Units subject to issuance under the Deferral Agreement. Also excludes all shares owned by TRA Partners (“TRAP”), Taubman Realty Ventures (“TRV”), Taub-Co Management, Inc. (“Taub-Co”), TG Partners Limited Partnership (“TG”) and TG Acquisitions (“TGA”), because Mr. Taubman has no voting or dispositive control over such entities’ assets (see note 12 below). Mr. Taubman disclaims any beneficial interest in the Voting Stock and Units owned by R&W or the other entities described in the previous sentence beyond his pecuniary interest in R&W or such other entities. R&W has pledged 1,338,496 shares of Series B Preferred Stock and 1,338,496 Units to Comerica Bank as collateral for various loans.

Pursuant to an Option Deferral Agreement entered into in December 2001 among the Manager, TRG and Mr. Taubman (the “Deferral Agreement”), Mr. Taubman deferred his right to receive 871,262 Units (the “Deferred Units”) pursuant to an incentive option granted to Mr. Taubman in 1992 that Mr. Taubman exercised during 2002. Until the Deferred Units are distributed in full, Mr. Taubman will receive distribution equivalents on the Deferred Units in the form of cash payments as and when TRG makes distributions on actual Units outstanding. Beginning with the earlier of Mr. Taubman’s cessation of employment for any reason or the ten-year anniversary of the date of exercise, the Deferred Units will be paid to Mr. Taubman in ten annual installments. The Deferral Agreement will terminate and the Deferred Units will be paid to Mr. Taubman in a single distribution upon a change in control of TRG if followed by Mr. Taubman’s termination of employment within six months of such change of control.

(3)      Consists of (i) 5,925 shares of Series B Preferred Stock that Mr. William S. Taubman owns, and 1,338,496 shares of Series B Preferred Stock owned by R&W (in the aggregate, 4.9% of the Series B Preferred Stock), and (ii) 500,000 shares of common stock owned by R&W, 48,822 shares of common stock that Mr. Taubman has the right to receive upon the exercise and conversion of Incentive Options that have vested or will vest within 60 days of the record date, and 26,550 shares of common stock owned by his children and for which Mr. Taubman disclaims any beneficial interest (in the aggregate, 1.1% of the common stock).

To avoid duplication, excludes 5,925 Units that Mr. William S. Taubman owns and 1,338,496 Units owned by R&W. Also excludes all shares owned by TRAP, TRV, Taub-Co, TG or TGA because Mr. Taubman has no voting or dispositive control over such entities’ assets (see note 12 below). Mr. Taubman disclaims any beneficial interest in the Voting Stock and Units owned by R&W and the other entities described in the previous sentence beyond his pecuniary interest in R&W and such other entities. R&W has pledged 1,338,496 shares of Series B Preferred Stock and 1,338,496 Units to Comerica Bank as collateral for various loans.

(4)      Consists of 158,002 shares of common stock owned and 50,950 shares of common stock that Ms. Payne has the right to receive upon the exercise and conversion of Incentive Options that have vested or will vest within 60 days of the record date (in the aggregate, less than 1.0% of the common stock).

Ms Payne is party to a 10b5-1 trading plan adopted on March 2, 2007. The plan provides for monthly sales of 2,000 shares of common stock if the specified minimum trading price is satisfied. Shares that are not sold in a particular month will be available for sale in subsequent months under the plan. A maximum of 22,000 shares remain available for sale under the plan, which is set to expire on February 29, 2008.

(5)      Consists of 3,405 shares of common stock which Mr. Kieras may be deemed to own through his investment in the Taubman Centers Stock Fund, one of the investment options under the Company’s 401(k) Plan, and 14,348 shares of common stock that Mr. Kieras has the right to receive upon the exercise and conversion of Incentive Options that have vested or will vest within 60 days of the record date (in the aggregate, less than 1.0% of the common stock).

(6)      Consists solely of 16,614 shares of common stock which Mr. Weinert has the right to receive upon the exercise and conversion of Incentive Options that have vested or will vest within 60 days of the record date (less than 1.0% of the common stock).

(7)      Consists of 1,430 shares of common stock owned and 2,482 shares of common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (in the aggregate, less than 1.0% of the common stock).

(8)      Consists of 10,000 shares of common stock owned and 3,060 shares of common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (in the aggregate, less than 1.0% of the common stock). Excludes 15,000 shares of Series G Preferred Stock owned by Mr. Chazen, 5,000 shares of Series G Preferred Stock owned by his wife, and 20,000 shares of Series G Preferred Stock owned by his children and for which Mr. Chazen disclaims any beneficial ownership (in the aggregate, 1.0% of the Series G Preferred Stock).

(9)      Consists solely of shares of common stock owned (less than 1.0% of the common stock).

(10)     Consists of 50,000 shares of common stock owned and 2,482 shares of common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (in the aggregate, less than 1.0% of the common stock).

(11)      Consists of 12,645 shares of common stock owned and 1,688 shares of common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (in the aggregate, less than 1.0% of the common stock).

(12)      Includes 100 shares of common stock owned by Mr. A. Alfred Taubman’s revocable trust and 186,837 shares of common stock owned by TRAP (in the aggregate, less than 1.0% of the common stock). Mr. Taubman’s trust is the managing general partner of TRAP and has the sole authority to vote and dispose of the common stock owned by TRAP. Also includes 9,875 shares of Series B Preferred Stock owned by Mr. Taubman’s trust, 17,699,879 shares of Series B Preferred Stock owned by TRAP, 4,605,361 shares of Series B Preferred Stock owned by TG, 445,191 shares of Series B Preferred Stock owned by TGA, 11,011 shares of Series B Preferred Stock owned by TRV, and 4,958 shares of Series B Preferred Stock owned by Taub-Co. (in the aggregate 83.0% of the Series B Preferred Stock). To avoid duplication, excludes TRG units of the same amount as Series B Preferred Stock owned by such entities. The sole holder of voting shares of Taub-Co is Taub-Co Holdings Limited Partnership, of which Mr. Taubman’s trust is the managing general partner, and therefore Mr. Taubman may be deemed to be the beneficial owner of the shares of Series B Preferred Stock owned by Taub-Co. Mr. Taubman disclaims beneficial ownership of any shares of Series B Preferred Stock owned by Taub-Co beyond his pecuniary interest in Taub-Co. Mr. Taubman, through control of the managing partner of each of TRV (through Mr. Taubman’s trust), TG and TGA, also has sole authority to vote and (subject to certain limitations) dispose of the shares of Series B Preferred Stock owned by TRV and TG and TGA, respectively, and therefore Mr. Taubman may be deemed to be the beneficial owner of all of the shares of Series B Preferred Stock owned by TRV, TG and TGA. Mr. Taubman disclaims beneficial ownership of any shares of Series B Preferred Stock owned by TRV, TG and TGA beyond his pecuniary interest in those entities.

(13)      Pursuant to Schedule 13G filed on February 14, 2007. Consists solely of shares of common stock owned (7.4% of the common stock).

(14)      Pursuant to Schedule 13G/A filed on February 14, 2007. Consists solely of shares of common stock owned (7.3% of the common stock). LaSalle Investment Management, Inc. has sole voting and dispositive power of 119,066 shares and shared voting and dispositive power of 341,479 shares. LaSalle Investment

Management (Securities), L.P. has sole voting and dispositive power of 2,846,568 shares and shared voting and dispositive power of 610,937 shares.

(15)      Pursuant to Schedule 13G/A filed on February 14, 2007. Consists solely of shares of common stock owned (6.3% of the common stock). The entity has sole power to vote 20,060 shares (through Vanguard Fiduciary Trust Company, a wholly owned subsidiary, which serves as investment manager of collective trust accounts) and sole power to dispose of 3,352,464 shares.

(16)      Pursuant to Schedule 13G filed on February 14, 2006. Consists solely of shares of common stock (5.0% of the common stock) owned on behalf of clients. The entity has (i) sole power to vote 1,361,815 shares and shared power to vote 32,800 shares and (ii) sole power to dispose of 2,661,793 shares.

(17)      Consists of an aggregate of (i) 844,318 shares of common stock owned, 254,115 shares of common stock that such persons have the right to receive upon the exercise and conversion of Incentive Options that have vested or will vest within 60 days of the record date, and 9,713 shares of common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (in the aggregate, 2.1% of the common stock), and (ii) 1,350,346 shares of Series B Preferred Stock owned and 871,262 shares of Series B Preferred Stock subject to issuance under the Deferral Agreement (see note 2 above) (in the aggregate, 7.8% of the Series B Preferred Stock).

See note 8 for Series G Preferred Stock beneficially owned by Mr. Chazen and his wife and children.

Proposal 1 — Election of Directors

The Board of Directors currently consists of eight members serving three-year staggered terms. Two directors are to be elected at the annual meeting to serve until the annual meeting of shareholders in 2010. The Board of Directors recommends that the shareholders vote FOR each of the two directors listed below that stand for election.

Mr. Allan J. Bloostein, an independent director of the Company since 1992, died on February 8, 2007. His term was expiring in 2007. Mr. Bloostein served as Chairman of the Nominating and Corporate Governance Committee and a member of the Executive Committee. Due to the timing of Mr. Bloostein’s unexpected death, the Board has determined not to nominate a third director for election at the 2007 annual meeting. The Nominating and Corporate Governance Committee will begin a thorough director search beginning later this year.

Each of the nominees has consented to serve a three-year term. If either of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee. Additional information regarding the directors, director nominees and executive officers of the Company is set forth below.

Directors and Executive Officers

The Board of Directors currently consists of eight members divided into three classes serving staggered terms. Under the Company’s Restated Articles of Incorporation, a majority of the Company’s directors must not be officers or employees of the Company or its subsidiaries. Officers of the Company serve at the pleasure of the Board.

The directors, director nominees and executive officers of the Company are as follows:

			Term
Name	Age	Title	Ending

Jerome A. Chazen (1)	80	Director	2007
Craig M. Hatkoff (1)	53	Director	2007
Robert S. Taubman	53	Chairman of the Board, President and Chief Executive Officer	2008
Lisa A. Payne	48	Vice Chairman, Chief Financial Officer and Director	2008
William U. Parfet	60	Director	2008
Graham T. Allison	67	Director	2009
Peter Karmanos, Jr.	64	Director	2009
William S. Taubman	48	Chief Operating Officer and Director	2009
Esther R. Blum	52	Senior Vice President, Controller and Chief Accounting Officer
Stephen J. Kieras	53	Senior Vice President, Development of The Taubman Company LLC
David T. Weinert	47	Senior Vice President, Leasing of The Taubman Company LLC
Robert R. Reese	43	Senior Vice President, Chief Administrative Officer of The Taubman Company LLC

(1) Standing for re-election to a three-year term.

Jerome A. Chazen has been the Chairman of Chazen Capital Partners, a private investment company, since 1996. Mr. Chazen is also the Chairman Emeritus of Liz Claiborne, Inc., a company he founded with three other partners in 1976. He also serves as a board member, executive or trustee for numerous educational and charitable organizations. Mr. Chazen has been a director of the Company since 1992.

Craig M. Hatkoff served as Vice Chairman of Capital Trust, Inc., a real estate investment management company listed on the New York Stock Exchange (the “NYSE”) and one of the largest dedicated real estate mezzanine lenders, from 1997 to 2000. He has also served on the Board of Directors of Capital Trust since July 1997. From 2002-2005, Mr. Hatkoff was a trustee of the New York City School Construction Authority, the agency responsible for the construction of all public schools in New York City. Mr. Hatkoff is a co-founder of the

Tribeca Film Festival. Mr. Hatkoff is also Chairman of Turtle Pond Publications LLC, which is active in children’s publishing and entertainment and is a private investor in other entrepreneurial ventures. Prior to joining Capital Trust, Inc., Mr. Hatkoff was a founder and a managing partner of Victor Capital Group, L.P., from 1989 until its acquisition in 1997 by Capital Trust, Inc. Mr. Hatkoff has been a director of the Company since 2004.

Robert S. Taubman is the Chairman of the Board, and President and Chief Executive Officer of the Company and the Manager, which is a subsidiary of TRG. Mr. Taubman has been Chairman since December 2001 and President and CEO since 1990. Mr. Taubman has been a director of the Company since 1992. Mr. Taubman is also a director of Comerica Bank and of Sotheby’s Holdings, Inc., the international art auction house. He is also a member of the United States Department of Commerce Travel and Tourism Promotion Advisory Board, a director of the Real Estate Roundtable, a Trustee of the Urban Land Institute, a former trustee of the International Council of Shopping Centers, and a member of the Board of Governors of the National Association of Real Estate Investment Trusts. Mr. Taubman is the brother of Mr. William S. Taubman.

Lisa A. Payne is the Chief Financial Officer and Vice Chairman of the Company, as appointed in 2005, and previously served as the Executive Vice President and the Chief Financial and Administrative Officer of the Company from 1997 to 2005. Ms. Payne has been a director of the Company since 1997. Prior to joining the Company in 1997, Ms. Payne was a vice president in the real estate department of Goldman, Sachs & Co., where she held various positions between 1986 and 1996. Ms. Payne serves as a trustee of Munder Series Trust and Munder Series Trust II and a director of Masco Corporation.

William U. Parfet is currently chairman and chief executive officer of MPI Research, a Michigan-based, privately-held research laboratory conducting risk assessment toxicology studies. From 1993 to 1996, he served as president & chief executive officer of Richard-Allan Medical Industries (now Thermo Fisher Scientific Inc. ), a worldwide manufacturer of surgical and laboratory products. Prior to that, he had served in a variety of positions at The Upjohn Company, a pharmaceutical company, most recently as Vice Chairman of the Board. He currently serves on the boards of Monsanto Company, where he chairs the Audit Committee, and Stryker Corporation, where he is the lead director and chairs the Compensation Committee. Mr. Parfet has been a director of the Company since 2005.

Graham T. Allison is the Douglas Dillon Professor of Government and the Director of the Belfer Center for Science and International Affairs at Harvard University. He also serves as a director of IXIS Asset Advisors and has served on the boards of Belfer Oil and Gas, Chase Manhattan Bank, Getty Oil Company, and USEC. Mr. Allison has been a director of the Company since 1996 and previously served on the Board from 1992 until 1993, when he became the United States Assistant Secretary of Defense.

Peter Karmanos, Jr. is the founder, and has served as a director since the inception, of Compuware Corporation, a global provider of software solutions and professional services headquartered in Detroit, Michigan. Mr. Karmanos has served as Compuware’s Chairman since November 1978, and as its Chief Executive Officer since July 1987. Mr. Karmanos serves as a director of Worthington Industries, Inc. and served as a director of Adherex Technologies, Inc. (listed on the Toronto Stock Exchange) through July 15, 2005. Mr. Karmanos has been a director of the Company since 2000.

William S. Taubman is the Chief Operating Officer of the Company, appointed in 2005, and served as Executive Vice President of the Company from 1994 to 2005. Mr. Taubman is also the Executive Vice President of the Manager, a position he has held since 1994. Mr. Taubman has also been a director of the Company since 2000. His responsibilities include the overall management of the development, leasing, and center operations functions. He held various other positions with the Manager prior to 1994. Mr. Taubman also serves on the board of trustees of the International Council of Shopping Centers, and is a member of the Urban Land Institute and the National Association of Real Estate Investment Trusts. He is also a trustee for New Detroit and serves on the Board of Governors for the Museum of Arts & Design in New York. Mr. Taubman is the brother of Mr. Robert S. Taubman.

Esther R. Blum is a Senior Vice President, the Controller, and Chief Accounting Officer of the Company, a position she has held since 1999. Ms. Blum became a Vice President of the Company in January 1998, when she assumed her current principal functions. Between 1992 and 1997, Ms. Blum served as the Manager’s Vice President of Financial Reporting and served the Manager in various other capacities between 1986 and 1992.

Stephen J. Kieras is Senior Vice President, Development of the Manager, a position he has held since September 2004. Mr. Kieras was a Group Vice President, Development of the Manager from 2001 to September 2004, a Vice President, Development from 1998 to 2001 and a Director, Development from 1990, when he joined the Manager, to 1998.

David T. Weinert is Senior Vice President, Leasing of the Manager, a position he has held since July 2004. Mr. Weinert was a Group Vice President, Leasing of the Manager from 2001 to July 2004, a Vice President heading leasing for the Manager’s western region based in San Francisco from 1992 to 2001 and served the Manager’s leasing department in various other capacities between 1986 and 1992.

Robert R. Reese is Senior Vice President, Chief Administrative Officer of the Manager, a position he has held since June 2005. Mr. Reese was Senior Vice President, Strategy and Business Performance of the Manager from 2004 to June 2005. Prior to joining the Company, Mr. Reese was a partner in the Chicago-based management consulting firm of RNW Consulting from 1998 to 2004, where he advised the Company on a range of corporate performance initiatives. Earlier in his career he served as a senior manager with Accenture and a vice president at Citibank.

The Board of Directors and Committees

During 2006, the Board consisted of nine directors, held five meetings and acted twice by unanimous written consent. The table below sets forth the membership and meeting information for the four standing committees of the Board (1):

Nominating and
Corporate
Name	Audit	Compensation	Governance	Executive

Graham T. Allison	—	—	X	X
Peter Karmanos, Jr.	—	X	—	—
William S. Taubman	—	—	—	—
Allan J. Bloostein(2)	—	—	Chair	X
Jerome A. Chazen	Chair	X	—	—
Craig M. Hatkoff	X	Chair	—	—
Robert S. Taubman	—	—	—	Chair
Lisa A. Payne	—	—	—	—
William U. Parfet	X	—	X	—
Meetings	9	3	2	1
Action by Unanimous Written Consent	—	—	—	7

(1)	Represents committee membership from March 8, 2006 through the date of this proxy statement. From January 1 to March 8, 2006, the committees consisted of the following directors: (1) Audit — Messrs. Allison, Bloostein, Chazen (Chair), Karmanos, Jr. and Hatkoff; (2) Compensation — Messrs. Chazen, Hatkoff (Chair) and Karmanos, Jr.; (3) Nominating and Corporate Governance — Messrs. Bloostein (Chair), Chazen and Hatkoff; and (4) Executive Committee — Messrs. Allison, Bloostein and R. Taubman (Chair)

(2)	Died on February 8, 2007. In 2007, the Board intends to appoint a new Chair of the Nominating and Corporate Governance Committee and appoint a third director to such committee.

The Company’s Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Allison, Chazen, Hatkoff, Karmanos and Parfet are “independent” from management in accordance with the NYSE listing standards and the Company’s Corporate Governance Guidelines. To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the categorical and other criteria for independence set forth in the Company’s Corporate Governance Guidelines. In addition, after considering all of the relevant facts and circumstances, the Board has determined that each member of the Audit Committee of the Board qualifies under the Audit Committee independence standards established by the SEC. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors.

During 2006, all directors attended at least 75%, in aggregate, of the meetings of the Board of Directors and all committees of the Board on which they served. Directors are expected to attend all meetings, including the annual meeting of shareholders, and it is the Company’s policy to schedule a meeting of the Board of Directors on the date of the annual meeting of shareholders. All members of the Board in 2006 attended the 2006 annual meeting. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the Chief Executive Officer and other members of management on matters that affect the Company.

Non-management directors hold regularly scheduled executive sessions in which non-management directors meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board of Directors. Each meeting, the position of presiding director is rotated in alphabetical order among the non-management directors. For more information regarding the Company’s Board of Directors and other corporate governance procedures, see “—Corporate Governance.” For information on how you can communicate with the Company’s non-management directors, including the presiding director, see “— Communicating with the Board.”

Audit Committee.  The Audit Committee is responsible for providing independent, objective oversight and review of the Company’s auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company’s internal audit function. In addition, the Audit Committee engages the independent registered public accounting firm. See “Report of the Audit Committee.” The Audit Committee’s charter is available on the Company’s website, www.taubman.com, in the Corporate Governance subsection of the Investor Relations page (“Corporate Governance Section”).

Each of the directors on the Audit Committee is financially literate. The Board of Directors has determined that Mr. Parfet qualifies as an “audit committee financial expert” within the meaning of SEC regulations and that he has the accounting and related financial management expertise required by the NYSE listing standards.

Compensation Committee.  The Compensation Committee is responsible for overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based plans, and reviewing and approving annually all compensation decisions relating to the Company’s executive officers. See “Compensation Discussion and Analysis.” The Compensation Committee’s charter is available on the Company’s website, www.taubman.com, in the Corporate Governance Section.

Executive Committee.  The Executive Committee has the authority to exercise many of the functions of the full Board of Directors between meetings of the Board.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for identifying and nominating individuals qualified to serve as Board members, other than vacancies for which holders of the Series B Preferred Stock are entitled to propose nominees, and recommending directors for each Board committee. Generally, the Nominating and Corporate Governance Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.

In recommending candidates to the Board, the Nominating and Corporate Governance Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The process also seeks to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business. The Company also requires that independent directors comprise a majority of the Board, and the nominee must not serve on more than five other public company boards.

The Nominating and Corporate Governance Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company’s current directors and management. The Nominating and Corporate Governance Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis to the Secretary of the Company and are in accordance with the Company’s by-laws. The committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. The Company did not receive any timely nominations of directors by shareholders for the 2007 annual meeting of shareholders.

Under the Company’s by-laws, shareholders must follow an advance notice procedure to nominate candidates for election as directors (or to bring other business before an annual meeting). The advanced notice procedures do not affect the right of shareholders to request the inclusion of proposals in the Company’s proxy statement and form of proxy pursuant to SEC rules. Under the by-law procedures, a shareholder that proposes to nominate a candidate for director or propose other business at the annual meeting of shareholders, must give the Company written notice of such nomination or proposal not less than 60 days and not more than 90 days prior to the first anniversary of the preceding year’s annual meeting; if, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be delivered not less than 60 days and not more than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company. The notice must include:

•	for director nominations, the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy rules in the event of an election contest;

•	for director nominations, the consent of each nominee to serve as a director if elected;

•	for other business, a brief description of such business, the reasons for conducting such business and any material interest in such business;

•	the name and address of the shareholder (and beneficial owner, if any) making the nomination; and

•	the class and number of shares of the Company’s stock that the nominating shareholder (and beneficial owner, if any) owns.

The Nominating and Corporate Governance Committee is also responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company and overseeing governance issues.

The Nominating and Corporate Governance Committee’s charter is available on the Company’s web site, www.taubman.com, in the Corporate Governance Section.

Director Compensation

The Nominating and Corporate Governance Committee intends to bi-annually review director compensation and will make recommendations to the Board, the body responsible for approving director compensation, as appropriate. The Nominating and Corporate Governance Committee and Board believe that directors should receive a mix of cash and equity, with the directors retaining the option to defer such compensation. The combination of cash and equity compensation is intended to provide incentives for directors to continue to serve on the Board of Directors and to attract new directors with outstanding qualifications. Directors who are employees or officers of the Company or any of its subsidiaries do not receive any compensation for serving on the Board or any committees thereof.

Annual Cash Retainer and Meeting Fees. In 2006, each non-employee director earned an annual retainer of $35,000 and a meeting fee of $1,000 for each Board or committee meeting attended. In addition, the chair of the Audit, Compensation and Nominating and Corporative Governance Committees earned an additional retainer fee of $12,500, $7,500 and $2,500, respectively.

Annual Equity Retainer. In 2006, each non-employee director was granted shares of common stock having a fair market value of $3,750 each quarter (in advance) pursuant to the Taubman Centers, Inc. Non-Employee Directors’ Stock Grant Plan. The fair market value is based on the closing price as of the last business day of the preceding quarter. The Company does not coordinate the timing of share grants with the release of material non-public information, as the grant date is always the first business day of each quarter.

Deferral of Cash and Equity. In accordance with the Taubman Centers, Inc. Non-Employee Directors’ Deferred Compensation Plan, non-employee directors are permitted to defer the receipt of all or a portion of the cash retainer and equity retainer until the earlier of the termination of his or her service on the Board of Directors or upon a change of control. The deferred compensation is denominated in restricted stock units, representing the right to receive shares of the Company’s common stock at the end of the deferral period. During the deferral period, when the Company pays cash dividends on its common stock, the directors’ deferral accounts are credited with dividend equivalents on their deferred restricted stock units, payable in additional restricted stock units based on the then-fair market value of the Company’s common stock. Each director’s account is 100% vested at all times.

Other. The Company reimburses all directors for expenses incurred in attending meetings or performing their duties as directors. The Company does not provide any perquisites to directors.

Director Compensation Table

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($) (1)(2)	($) (2)(3)	($)

Graham T. Allison	$45,000	$15,000	$60,000
Allan J. Bloostein (4)	46,620	14,880	61,500
Jerome A. Chazen	68,500	15,000	83,500
Craig M. Hatkoff	59,620	14,880	74,500
Peter Karmanos, Jr.	45,000	15,000	60,000
William U. Parfet	49,000	15,000	64,000

Total	$313,740	$89,760	$403,500

(1)	Represents amounts earned in cash in 2006 with respect to the annual cash retainer (including chairman cash retainer, if any), meeting fees and fractional shares awarded under the Taubman Centers, Inc. Non-Employee Directors’ Stock Grant Plan that are paid in cash.

(2)	In 2006, each of Messrs. Allison, Chazen, Karmanos and Parfet elected to defer fully the receipt of their cash retainer and equity retainer under the Taubman Centers, Inc. Non-Employee Directors’ Deferred Compensation Plan. Messrs. Allison, Chazen, Karmanos and Parfet deferred $50,000, $62,500, $50,000 and $50,000, respectively, and were credited with 1,247, 1,558, 1,247 and 1,247 restricted stock units, respectively. The restricted stock units are fully vested upon issuance; therefore, the grant date fair value of each award, equal to the corresponding cash value of such award (as specified in the narrative above), is fully recognized upon issuance for financial statement reporting purposes in accordance with FAS 123(R).

(3)	Represents shares of common stock granted under the Taubman Centers, Inc. Non-Employee Directors’ Stock Grant Plan in 2006. The common stock is fully vested upon issuance; therefore, the grant date fair value of each award, equal to the corresponding cash value of such award (as specified in the narrative above), is fully recognized upon issuance for financial statement reporting purposes in accordance with FAS 123(R).

(4)	Died on February 8, 2007.

Revised 2007 Compensation and Policies.

In December 2006, a third party consultant, Towers Perrin, provided an analysis of non-employee director compensation to the Nominating and Corporate Governance Committee. Towers Perrin was separately engaged to analyze senior management compensation for the benefit of the Compensation Committee. Towers Perrin’s analysis focused on proxy statement data of two comparator groups: (a) a primary comparator group of 18 REITs with a median market capitalization of approximately $6 billion (the same comparator group used in connection with the 2006 senior management compensation analysis) and (b) a secondary comparator group of 15 companies across industries with market capitalizations between $3 billion to $6 billion. In particular, Towers Perrin noted that the total compensation paid to the Company’s non-employee directors was below market, primarily resulting from lower equity compensation.

Effective January 1, 2007, the Board approved the following changes to director compensation based upon the recommendation of the Nominating and Corporate Governance Committee: (1) the annual equity retainer increased from a fair market value of $15,000 to $50,000; (2) meeting fees for each Board or committee meeting attended increased from $1,000 to $1,500; and (3) the additional cash retainer for the chair of the Nominating and Corporate Governance Committee was increased from $2,500 to $5,000.

In addition, effective January 1, 2007, the Board approved stock ownership guidelines for non-employee directors based upon the recommendation of the Nominating and Corporate Governance Committee. Non-employee directors are required to retain a number of shares of the Company’s common stock equal to five times the annual cash retainer (excluding the additional cash retainer for committee chairs), divided by the Company’s average closing stock price over the 90 trading days prior to the date of Board approval. Such directors have a five-year grace period to comply with the new guidelines.

Corporate Governance

The Board of Directors has adopted Corporate Governance Guidelines, a copy of which can be found at the Company’s web site, www.taubman.com, in the Corporate Governance Section. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.

The Board also has adopted a Code of Business Conduct and Ethics (the “Code”), which sets out basic principles to guide the actions and decisions of all of the Company’s employees, officers and directors. The Code, also available at the Company’s web site in the Corporate Governance Section, covers numerous topics including honesty, integrity, conflicts of interest, compliance with laws, corporate opportunities and confidentiality. Waivers of the Code are discouraged, but any waiver that relates to the Company’s executive officers or directors may only be made by the Board or a Board committee and will be publicly disclosed on the Company’s website in the Corporate Governance Section.

In December 2006, the Board approved a formal policy regarding related person transactions. See “Related Person Transactions” for additional information.

The Company is required to comply with the NYSE listing standards applicable to corporate governance and on June 14, 2006, the Company timely submitted to the NYSE the Annual CEO Certification, pursuant to Section 303A.12 of the NYSE’s listing standards, whereby the Chief Executive Officer of the Company, Mr. Robert S. Taubman, certified that he is not aware of any violation by the Company of the NYSE’s corporate governance listing standards as of the date of the certification. In addition, the Company has filed with the SEC, as exhibits to its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006, respectively, and its Annual Report on Form 10-K for the year ended December 31, 2006, certifications by the Company’s CEO and CFO in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

A copy of the Company’s committee charters, Corporate Governance Guidelines and Code will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices: Taubman Centers Investor Services, 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303-0200.

Communicating with the Board

Any shareholder or interested party who desires to communicate with the Board or any specific director, including non-management directors, the presiding director, or committee members, may write to: Taubman Centers, Inc., Attn: Board of Directors, 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303-0200.

Depending on the subject matter of the communication, management will:

•	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Audit Committee will be forwarded unopened directly to the Chairman);

•	attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g. the communication is a request for information about the Company or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

To submit concerns regarding accounting matters, shareholders and other interested persons may also call the Company’s toll free, confidential hotline number published at www.taubman.com in the Corporate Governance Section in the document entitled, “Procedures for Submitting Concerns About the Company’s Accounting and Auditing Matters.” Employees may submit such concerns on a confidential and anonymous basis.

Communications made through the confidential hotline number are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

Compensation Discussion And Analysis

The Taubman Company LLC (the “Manager”), which is 99% beneficially owned by TRG, provides property management, leasing, development and other administrative services to, among others, the Company and its shopping centers. All employees of the Company are employed directly by the Manager, and the Company’s executive officers generally have similar titles and responsibilities with the Manager. The Manager assists the Compensation Committee in determining executive officer compensation, equity grants to the Company’s employees generally and other compensation matters. References in this Compensation Discussion and Analysis, and the following compensation-related tables and narrative to the Company includes the Manager, unless the context otherwise requires.

Overview of Compensation Program

The Compensation Committee, composed entirely of independent directors, administers the executive compensation program of the Company. The role of the Committee is to oversee compensation and benefit plans and policies, review and approve equity grants and otherwise administer share-based plans, and review and approve annually all compensation decisions relating to the Company’s executive officers, including the Chief Executive Officer and the Chief Financial Officer and the other executive officers named in the “Summary Compensation Table” (the “named executive officers”). The Committee’s charter, which is reviewed at least annually by the Committee, reflects such responsibilities and is available on the Company’s website, www.taubman.com, in the Corporate Governance subsection of the Investor Relations page. The Committee last reviewed and updated its charter in December 2006.

The Company and the Committee together set the meeting dates and agendas for Committee meetings. In 2006, the Committee had three meetings and a substantial amount of the Committee’s work related to the determination of compensation for the Company’s executive officers. The Committee customarily takes significant direction from the recommendations of Mr. Robert Taubman, the Company’s Chairman, President and Chief Executive Officer, and other members of management as necessary, as it believes they have the best understanding of the overall effectiveness of the management team and each person’s individual contribution to the Company’s achievements. The Committee reviews such compensation recommendations for their reasonableness based on the Committee’s compensation philosophy and related considerations. The Committee regularly meets in executive session to review the performance and determine the compensation of Mr. Robert Taubman and to discuss compensation issues generally outside the presence of management.

The Committee has the authority to retain and obtain advice and assistance from internal or external legal, accounting or other advisors. Pursuant to such authority, the Committee customarily utilizes a compensation consultant to advise the Committee of ‘best practices’ in compensation, assess the Company’s competitive position regarding compensation and assist in the implementation of the Committee’s compensation philosophy. The Company and the Committee together determine the consultant’s responsibilities and direct its work product. The Committee’s charter provides that the Committee has the sole authority to retain and terminate compensation consultants of the Committee and the sole authority to approve the engagement fees and other retention terms. In 2006, the Committee engaged Towers Perrin to provide such services, and the Company negotiated the consultant’s fees at the direction of the Committee. Towers Perrin received $148,507 from the Company for its executive officer and director compensation analyses. In addition, Towers Perrin advises management of the Company on other compensation issues and received $82,026 from the Company for such work. A representative of Towers Perrin attended two of the Committee’s meetings in 2006. The legal advisors, human resources department and corporate accounting department of the Company support the Committee in its work pursuant to delegated authority to fulfill various functions in administering the compensation plans and programs.

During 2006, the Committee has also taken steps to enhance its ability to effectively carry out its responsibilities in the future, including:

•	expanding the compensation consultant’s annual analysis from the Company’s top three executive officers to include, every other year, all of the Company’s executive officers; and

•	reviewing change of control and other severance benefits, and outstanding equity holdings and awards, as part of its annual compensation review.

Compensation Philosophy for Named Executive Officers

The Committee seeks to ensure that total compensation paid to the Company’s named executive officers is fair, reasonable and competitive. Total annual compensation of named executive officers consists of base salary, annual cash incentive awards, long-term incentive compensation and certain other benefits. The Company also has various deferred compensation arrangements for its named executive officers, although the Company does not maintain any defined benefit pension plans or defined benefit SERPs for such persons.

The Committee also recognizes the importance of maintaining sound principles for the development and administration of compensation and benefit programs, including maintaining strong links between executive pay and performance. The Committee believes that compensation paid to named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting, retaining, motivating and rewarding key executives critical to its long-term success. In addition, the Committee believes that the proportion of total compensation that is (i) performance-based compensation, (ii) long-term compensation subject to vesting and (iii) share-based compensation should increase as an employee’s level of responsibility increases, and therefore the named executive officers of the Company should have the highest proportion of their total compensation at-risk.

The Committee further strives to have a competitive pay structure within applicable peer groups, while recognizing the significance of maintaining internal pay equity and other factors described herein. In 2006, the Committee clarified its pay philosophy to be the midpoint of the applicable peer group with respect to base salary, while maintaining above-median targets for performance incentives. The Committee also takes into account internal pay equity, individual performance reviews, hiring and retention needs and other external market pressures in finalizing its compensation determinations. The Committee anticipates using a compensation consultant on an as needed basis to assist it in properly balancing these objectives.

Stock Ownership Guidelines

Stock ownership guidelines reinforce the Committee’s philosophy of having share-based compensation represent a significant proportion of annual compensation. Effective January 1, 2007, the Committee approved stock ownership guidelines for its executive officers. The guidelines require covered employees to hold a fixed number of shares of the Company’s common stock equal to two times their March 2007 base salary divided by the Company’s average closing stock price over the 90 trading days prior to March 7, 2007. Covered employees have a five-year grace period to comply with the new guidelines. At the end of the grace period, if a covered employee does not hold the requisite amount of shares, then the Company will pay 50% of such person’s annual bonus in restricted stock units until the minimum threshold is reached. The Committee will review the minimum equity holding level and other trends on a periodic basis. The Committee has confirmed that all covered employees have met or are making significant progress toward their milestone guidelines.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), provides that subject to certain exceptions (the most significant of which is performance-based compensation), a publicly-held corporation may not deduct compensation exceeding $1 million in any one year paid to its chief executive officer and its four other most highly compensated executive officers. However, the Company’s chief executive officer and all of its other executive officers are employed by the Manager, and Section 162(m) does not apply to the Manager because it is a partnership for federal income tax purposes. The executive officers perform limited services for the Company pursuant to a services agreement between the Company and the Manager. The Committee does not anticipate that any portion of Manager’s compensation expense that may be allocable to the Company will be limited by Section 162(m). Even if the Company’s compensation expense deduction were limited by Section 162(m), as long as the Company continues to qualify as a real estate investment trust under the IRC, the payment of non-deductible compensation should not have a material adverse impact on the Company.

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The statutory rules were effective January 1, 2005. Although the final regulations regarding these rules have not become effective, they may be relied upon at the present time and the Committee believes the Company is operating in good faith compliance with the rules and proposed regulations.

Beginning on January 1, 2006, the Company began accounting for share-based payments in accordance with the requirements of FASB Statement No. 123(R), “Share-Based Payment.” The Company had previously adopted in 2003 the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation” and, consequently, the Company has been expensing the costs of stock options since such time. The impact on the Company from the adoption of FASB Statement No. 123(R) was a change in the amortization period of option costs for employees who are eligible for retirement.

Timing and Pricing of Share-Based Grants

The Company resumed its share-based grant program in 2005 following a period from 2001 to 2004 in which it did not have any share-based grants. The Company does not coordinate the timing of share-based grants with the release of material non-public information. The Committee has regularly scheduled meeting dates in March and December each year that are scheduled at least a year in advance, with additional meetings as necessary. Share-based grants for executive officers and other employees have been and will be generally made at the March meeting; however, due to the circumstances noted below, grants were also made at special meetings in May 2005 and 2006. In 2005, an additional meeting was held in May due to shareholder approval of The Taubman Company 2005 Long-Term Incentive Plan (the “TTC 2005 Long-Term Incentive Plan”) at the annual shareholder’s meeting in May. In 2006, initial share-based grants were made in March under such plan based on preliminary recommendations of Towers Perrin and management; upon finalizing such analyses and recommendations in May, additional grants were made in May to specified executive officers.

In accordance with the Company’s compensation plans, the exercise price of each stock option is the closing price of the Company’s common stock (as reported by the NYSE) on the date approved by the Committee to be the date of grant (which date is not earlier than the date the Committee approved such grant). The Committee is authorized to modify, extend or renew outstanding stock options, or accept the cancellation or surrender of such options, except to the extent such actions would constitute a repricing of options without satisfying the applicable shareholder approval requirements of the NYSE; however, the Committee has not utilized this authority since it resumed the granting of stock options in 2005.

Policy Regarding Retroactive Adjustments

The Committee does not have a formal policy regarding whether the Committee will make retroactive adjustments to cash or share-based incentive compensation paid to executive officers and certain other officers in which the payment was predicated upon the achievement of certain financial results that are subsequently the subject of a restatement. The Committee reserves the right to seek to recover any amount determined to have been inappropriately received by the individual executive to the extent permitted by applicable law.

Peer Group Analyses

In 2006, in respect of base salary, the Committee generally focused on a peer group of seven regional mall REITs, while it considered annual and long-term incentives in the context of five peer group markets consisting of (i) the seven regional mall REITs, (ii) retail REITs, (iii) REITs with a market capitalization above $2 billion, (iv) REITs generally and (v) companies with annual revenues of at least $750 million that participate in general executive compensation surveys conducted by three compensation consulting firms (including one by Towers Perrin). The Committee uses the market data as a guideline, and also considers internal equity and other administrative factors (including hiring and retention needs) when making final compensation determinations. The Committee is committed to reviewing the peer groups as appropriate to ensure that they are the appropriate benchmarks.

The regional mall REIT peer group was comprised of seven companies which the Committee believes is the Company’s primary comparator group: CBL & Associates Properties, Inc., General Growth Properties, Inc., Glimcher Realty Trust, The Mills Corporation, The Macerich Company, Pennsylvania Real Estate Investment Trust and Simon Property Group, Inc. The retail REIT survey consisted of 37 companies of various capitalizations. The REIT market cap survey (above $2 billion) contained 35 companies. The REIT survey group consisted of 100 companies of various capitalizations. The National Association of Real Estate Investment Trusts (“NAREIT”) 2005 Compensation Survey was used as the data source for the foregoing REIT-related surveys, which was supplemented by 2006 proxy statement data where available. The three general surveys conducted by compensation consulting firms covered a range of companies with at least $750 million in annual revenues.

The 2006 proxy statement data included six regional mall REITs (highlighted above, except The Mills Corporation) and 12 shopping center and office REITs (Arden Realty, Inc., Boston Properties, Inc., Developers Diversified Realty Corporation, Duke Realty Corporation, Equity Office Properties Trust, Federal Realty Investment Trust, Forest City Enterprises, Inc., Kimco Realty Corporation, Mack-Cali Realty Corporation, Regency Centers Corporation, SL Green Realty Corp. and Trizec Properties, Inc.). The Mills Corporation, CarrAmerica Realty Corporation and Highwoods Properties, Inc. are REITs that were not included in the proxy data but would have been included had they filed their respective 2006 proxy statements prior to the time of the analysis.

Elements of Compensation in 2006 for Named Executive Officers

The Company provides the following elements of compensation to the named executive officers: base salary, annual cash incentive bonus and long-term share-based incentives (collectively, “total direct compensation” or “TDC”), as well as perquisites, contributions to defined contribution plans and customary benefits provided to all salaried employees. Further, the Company provides certain of the named executive officers with deferred compensation arrangements, and certain named executive officers have a right to contingent compensation relating to change of control and/or employment agreements.

Summary

The Committee reviewed applicable analyses from Towers Perrin that suggested that certain pay shortfalls existed among certain named executive officers, while also considering various internal pay equity and administrative concerns. As a result of the foregoing, the Committee approved an increase of approximately $0.8 million in aggregate, or 11%, of base salary, target annual cash incentive awards and target long-term share-based incentives (collectively, “target TDC”) for named executive officers in 2006. Consistent with the Committee’s increasing emphasis on pay-for-performance criteria, approximately 97% of such net increase was performance oriented. The Committee also addressed internal pay equity by increasing the target TDC of the other named executive officers relative to Mr. Robert Taubman.

Specifically as to Messrs. Weinert and Kieras, they were given significant promotions, with corresponding additional responsibilities, in Summer and Fall 2004, respectively; the Committee, having had the opportunity to review their performance over an extended time period, determined to increase their compensation significantly in 2006.

The Committee also believes that the target TDC in 2006 is fair and reasonable in light of the Company’s financial performance, which has been reflected in the Company’s stock price – a sector-leading 50.8% total return to shareholders in 2006 and a compound annual average total return to shareholders of 22.0% over the last 10 years. In 2006, the Company’s properties achieved record, industry-leading average tenant sales per square foot of $539, and the Company increased its common dividend by 23 percent (the eleventh consecutive 4th quarter dividend increase).

The following table sets forth the target TDC approved for the named executive officers in 2006. The TDC paid or earned in 2006 by named executive officers exceeded target TDC to the extent the Company’s and/or individual’s performance exceeded applicable goals.

			Internal Pay Equity
		% Increase of Target TDC	(% of CEO Target TDC)
Name	2006 Target TDC	(2006 vs. 2005)	2005	2006

Robert S. Taubman	$2,637,500	—	—	—
Lisa A. Payne	1,716,250	14%	58%	65%
William S. Taubman	1,675,000	12	57	64
David T. Weinert	977,500	37	27	37
Stephen J. Kieras	819,750	20	26	31

Base Salary

General.  Each named executive officer receives a base salary paid in cash. The Company does not have existing plans that permit persons to defer base salary other than in connection with defined contribution plans.

The Committee believes that the base salary is a primary method of retaining and attracting key employees in a competitive marketplace, especially in light of the recent consolidation of retail REITs. During downturns in the REIT or equity markets, an employee’s base salary also serves to preserve an employee’s commitment to the Company. The base salaries of named executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Changes in salary are based on an evaluation of the individual’s experience, current performance, potential for advancement, internal pay equity and level of pay compared to REIT and general industry peer group pay levels. Merit increases normally take effect in early April.

2006 Analysis.  In 2006, the Committee determined to enhance its pay-for-performance philosophy by placing greater emphasis on compensation subject to performance measures compared to base salary. The Committee is now targeting the midpoint of the applicable peer group for base salary, subject to other important considerations discussed above. The primary peer group analyzed relating to base salary consists of seven regional mall REITs. Among the base salaries of the named executive officers, Mr. Robert Taubman’s base salary was the only amount significantly above the market median and therefore it was reduced by $100,000. The other base salaries were increased due to a combination of competitive pressures, merit, and the market analysis. Of particular note, Ms. Payne’s increase in base salary represented the first such increase since she joined the Company in 1997; the increase in Mr. William Taubman’s base salary was the first increase he received since 2002; and Mr. Robert Taubman’s base salary has not been increased since 1992.

The following table sets forth the base salaries approved for the named executive officers in 2005 and 2006.

Name	2005 Base Salary	2006 Base Salary	% Increase (decrease)

Robert S. Taubman	$750,000	$650,000	(13.3)%
Lisa A. Payne	500,000	525,000	5.0
William S. Taubman	487,500	500,000	2.6
David T. Weinert	300,000	350,000	16.7
Stephen J. Kieras	280,000	315,000	12.5

Annual Cash Incentive Bonus

General.  Each named executive officer participates in the Company’s annual cash bonus incentive plan. The Committee believes the cash bonus provides a meaningful incentive for the achievement of short-term Company and individual goals, while assisting the Company in retaining, attracting and motivating employees in the near term.

The annual cash bonus is predicated on the Company’s satisfaction of two annual performance measures: growth in funds from operations (FFO) per share and comparable center net operating income (NOI). Target FFO and NOI are typically established at the Committee’s December meeting prior to the applicable fiscal year and are intended to reflect the Company’s long-term growth goals and competitive pressures, the anticipated economic climate (including interest rates) and other budgetary risks and opportunities. The Committee has the authority to adjust reported financial results for unusual or nonrecurring items that impact the financial results in a given year and/or that were not contemplated when the original targets were set; the Committee customarily utilizes this discretion as appropriate.

Typically at its March meeting during the fiscal year (although this occurred at the May 2006 meeting due to timing of the Towers Perrin analyses), the Committee will approve a target bonus for each member of senior management (expressed as a percentage of each executive officer’s base salary) based upon job level and experience, and the aggregate of these target amounts for all eligible employees is referred to as the target bonus pool.

Generally at the Committee’s March meeting following the applicable year, the Committee approves final FFO and NOI (as adjusted), which will be compared to target FFO and NOI; the Committee’s pre-approved formula determines the size of the actual bonus pool as a percentage of the target pool, ranging from 0% to 200%. The Committee then approves the allocation of the actual bonus pool for senior management based on individual performance reviews (with significant input from the CEO). Bonuses are paid solely in cash, and the Company does not have existing plans that permit persons to defer such bonus.

In 2004, 2005 and 2006, the actual bonus pool was 136%, 162.5% and 185%, respectively, of the target bonus pool. Generally, the Committee approves minimum, target and maximum levels such that the relative difficulty of achieving the target bonus level is consistent from year to year.

FFO and NOI.  NAREIT defines FFO as net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from extraordinary items and sales of properties, plus real estate related depreciation and after adjustments for unconsolidated partnerships and joint ventures. The Company and the Committee believe that FFO is a useful supplemental measure of operating performance for REITs. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, the Company and most industry investors and analysts consider presentations of operating results that exclude historical cost depreciation to be useful in evaluating the operating performance of REITs.

The Company uses NOI as an additional measure to evaluate the operating performance of centers. The Company defines NOI as property-level operating revenues (includes rental income (excluding straight-line adjustments of minimum rent), tenant recoveries, and other shopping center-related income) less maintenance, taxes, utilities, ground rent, and other property-level operating expenses. Since NOI excludes general and administrative expenses, pre-development charges, interest expense, depreciation and amortization, and gains from land and property dispositions, the Company and the Committee believe it provides a performance measure that, when compared period over period, reflects the revenues and expenses most directly associated with owning and operating rental properties, as well as the impact on their operations from trends in tenant sales, occupancy and rental rates, and operating costs.

FFO and NOI are non-GAAP measures and these should not be considered alternatives to net income as an indicator of the Company’s operating performance, and they do not represent cash flows from operating, investing or financing activities as defined by GAAP. These non-GAAP measures as presented by the Company are not necessarily comparable to similarly titled measures used by other REITs due to the fact that not all REITs use common definitions.

2006 Analysis.  In May 2006, upon the completion of Towers Perrin compensation review, the Committee increased target bonuses for the named executive officers to a range of 65% to 75% of base salary, as shown in the table below. The increases in annual target bonuses for named executive officers either reflected an increase in incentive pay resulting primarily from the Committee’s increased focus on at-risk compensation and the related market-based analyses or an increase in base salary for the reasons stated above.

	2005 Annual Target	% of 2005	2006 Annual Target	% of 2006	% Increase
Name	Bonus (100%)	Base Salary	Bonus (100%)	Base Salary	(2006 vs. 2005)

Robert S. Taubman	$375,000	50%	$487,500	75%	30.0%
Lisa A. Payne	250,000	50	341,250	65	36.5
William S. Taubman	250,000	51	325,000	65	30.0
David T. Weinert	195,000	65	227,500	65	16.7
Stephen J. Kieras	182,000	65	204,750	65	12.5

2006 target FFO and NOI were increased in March 2006 from amounts initially established in December 2005 to account for better than expected financial results in 2005 as well as certain accounting reclassifications in the fourth quarter of 2005. In March 2007, the Committee finalized the Company’s FFO and NOI measures for 2006 and the aggregate annual bonus pool was determined to be 185% of the target bonus pool based on the pre-determined formula. The FFO measure was adjusted for unusual charges in 2006 related to the redemption of preferred equity and the refinancing of debt. Actual bonus amounts earned in 2006 by the named executive officers are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

Long-Term Share-Based Incentives—Stock Options and Restricted Stock Units

General.  The Committee believes the Company’s share-based performance awards, with multiple-year vesting, provide the strongest incentive for employees to focus on the long-term fundamentals of the Company and thereby create long-term shareholder value. These awards also assist the Company in maintaining a stable, continuous management team in a competitive market.

At the Committee’s December meeting preceding each applicable year, the Committee reviews the Company’s financial and strategic performance goals applicable to the long-term incentive plan (with significant input from management). Generally, as is the case with the annual bonus plan, the Committee utilizes its discretion as appropriate to adjust reported financial results for unusual or nonrecurring items that impact the financial performance measures in a given year and/or that were not contemplated when the original targets were set.

Upon completion of the year, the Committee approves a long-term incentive pool (in dollars) for eligible participants (approximately 90 employees), currently consisting of two components: (1) a static amount that generally varies only due to new hires, terminations and promotions (the “participation pool”), and (2) a pool that is based on the Committee’s review of the Company’s performance against the established performance goals (the “performance pool”). The performance pool has historically been between 75% to 125% of the participation pool, with a target of 100%. Upon finalizing the performance pool, the Committee approves the allocation of the performance pool for senior management based on individual performance reviews. The dollar value of the award for each person is then converted into share-based awards. Senior management generally receives two-thirds of the award value in restricted stock units (under the TTC 2005 Long-Term Incentive Plan) and one-third in nonqualified stock options (under the TRG 1992 Incentive Option Plan), while the other eligible employees receive only restricted stock units. This methodology is consistent with the Committee’s objective of increasing at-risk compensation for its executive officers, as executive officers do not benefit from stock option grants unless the value of the Company’s common stock increases following the grant.

In 2004, 2005 and 2006, the Committee approved a performance pool of 96%, 115% and 125%, respectively, of the participation pool. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

TRG 1992 Incentive Option Plan.

This shareholder-approved plan permits the grant of nonqualified stock options to employees. The exercise price of each stock option is the closing price of the Company’s common stock (as reported by the NYSE) on the date approved by the Committee to be the date of grant (which date must not be earlier than the date the Committee approved such grant), and a holder may elect to surrender a portion of the stock options to pay such exercise price. The Committee is authorized to grant stock options with vesting dates at least six months after the date of grant, although the Committee generally intends to grant stock options that vest in equal installments on approximately the first, second and third anniversaries of the grant date (provided that the participant is still an employee of the

Company on the vesting date). In 2005, the Committee also authorized a special grant of stock options that vest in equal installments on approximately the third, fifth and seventh anniversaries of the grant date (provided that the participant is still an employee of the Company on the vesting date) and further conditioned on the satisfaction of certain market-based performance measures. Stock options may not be exercised after ten years from the date of grant.

Each stock option represents the right to receive one unit of TRG upon vesting and payment of the exercise price. Upon exercise, substantially all employees are required to exchange each underlying unit for one share of the Company’s common stock under the Company’s Continuing Offer. Holders of stock options will not have any rights as a shareholder of the Company unless and until the stock option is exercised in accordance with its terms and exchanged in accordance with the Continuing Offer. The Committee has the authority to accelerate vesting of stock options at any time more than six months after the grant date.

TTC 2005 Long-Term Incentive Plan.

This shareholder-approved plan permits the grant of restricted stock units to employees. Each restricted stock unit represents the right to receive upon vesting one share of the Company’s common stock plus a cash payment equal to the aggregate cash dividends that would have been paid on such share of common stock from the grant date to the vesting date.

Although the plan allows the Committee to make grants at any time and to set the terms of vesting for each award, the Committee anticipates granting awards on an annual basis on or around March with vesting on or around the third anniversary of the grant date, provided that the participant is still an employee of the Company on the vesting date.

Holders of restricted stock units will not have any rights as a shareholder of the Company unless and until shares of the Company’s common stock are issued upon vesting of the applicable award. The Committee has the authority to accelerate vesting of restricted stock units at any time.

2006 Analysis.  Financial objectives in 2005 were FFO per share, comparable center NOI growth, three-year total shareholder return compared to a peer group (consisting of CBL & Associates Properties, Inc., General Growth Properties, Inc., The Mills Corporation, The Macerich Company, and Simon Property Group, Inc.) and meeting the development budget for a center in development. Strategic initiatives in 2005 included implementing fixed CAM, developing the Company’s Asia strategy, developing and implementing leasing and store opening strategies, improving tenant net revenue analysis, completing specified work on particular shopping centers, and reviewing the Company’s development strategy.

The participation pool, as it relates to named executive officers, increased 12.7% in 2006. The Committee determined to set the 2006 performance pool at 125% of the participation pool, the high end of the pool’s historical range, due to the Company’s robust performance in respect of its financial and strategic objectives in 2005.

In 2006, the Committee approved the following formula for converting the dollar value awards into restricted stock and stock options. The number of restricted stock units awarded was determined by dividing the dollar value of the restricted stock unit grant by the aggregate of (a) the average closing price of the Company’s common stock on the date of grant and two days prior, and (b) three years of dividends assuming a fixed percentage of compounded growth rate. The number of stock options awarded was determined by dividing the dollar value of the stock option grant by the closing price of the Company’s common stock on the date of grant, and then multiplying by a factor approved by the Compensation Committee.

Based on the foregoing, the Committee authorized grants in March 2006 to the named executive officers. However, in May 2006, upon the completion of Towers Perrin compensation review, the Committee determined to increase the grant awards primarily due to the Committee’s objective of increasing incentive pay based on the market-based analysis and retention. As seen in the table below, the Committee increased the equity compensation of each named executive officer except Mr. Robert Taubman.

	Original 2006	Revised 2006
Name	Target LTIP Award	Target LTIP Award	% Increase

Robert S. Taubman	$1,500,000	$1,500,000	—
Lisa A. Payne	760,000	850,000	11.8%
William S. Taubman	760,000	850,000	11.8
David T. Weinert	220,000	400,000	81.8
Stephen J. Kieras	220,000	300,000	36.4

The amounts expensed in the Company’s financial statements for the 2006 awards are set forth in the “Summary Compensation Table.” Additional information regarding the 2006 awards is reflected in the “Grants of Plan-Based Awards in 2006” table.

Perquisites

General.  The Company has historically maintained a conservative approach to providing perquisites to senior management. The perquisites are primarily additional benefits related to health programs and plans. These perquisites have been carefully selected to ensure that the value provided to employees is not at the expense of shareholder concern.

The Company permits Messrs. Robert Taubman and William Taubman to use the Company’s leased airplane for personal purposes. Such persons are required to fully reimburse the Company for the incremental cost of such use, which is the aggregate of the following expenses related to each flight leg: total pilot expenses (lodging, meals and transportation), fuel costs and landing fees. Therefore, the Company has no incremental cost in providing this benefit.

The Taubman Company Long-Term Performance Compensation Plan—Cash Awards

From 1996 through 2004, awards under The Taubman Company Long-Term Performance Compensation Plan, as amended (the “TTC Long-Term Performance Plan”), were generally favored as the primary source of incentive compensation to senior management. Under this plan, persons received annual grants of notional shares (1996-1997) or cash awards (1998-2004) based on individual and Company performance measures. Such awards were further subject to the Company’s satisfaction of the Committee’s target FFO per share compounded growth rate, subject to reasonable adjustments for unusual or nonrecurring events, over a three-year period from the date of grant. The payout amount of each award is the target award if target FFO is achieved, and the award is increased up to a maximum premium of 30% for performance above target FFO. Upon vesting, the participant receives a lump sum cash payment unless the participant elects to defer payment in accordance with the terms of the plan. Certain of the named executive officers elected to defer the receipt of prior awards; see “— Deferred Compensation Arrangements — TTC Long-Term Performance Plan” for additional information.

As of January 1, 2007, the performance measures related to the cash awards granted by the Committee on January 1, 2004 were satisfied. Such awards were paid to the applicable employees on January 26, 2007. The Company has determined to disclose such amounts in this year’s “Summary Compensation Table” under “Non-Equity Incentive Plan Compensation” because the measures were essentially satisfied at the end of 2006. However, as a result of such determination, the Company’s cash awards granted on January 1, 2003 (and paid on January 27, 2006 upon the satisfaction of the applicable performance measures as of January 1, 2006) are not disclosed in the “Summary Compensation Table” in any of the Company’s proxy statements. The named executive officers earned the following amounts in respect of the cash awards granted on January 1, 2003: Robert S. Taubman, $1,285,000; Lisa A. Payne, $705,000; William S. Taubman, $630,000; David T. Weinert, $87,250; and Stephen J. Kieras, $68,000.

Deferred Compensation Arrangements

See the “Nonqualified Deferred Compensation in 2006” table for information regarding contributions, earnings and withdrawals in 2006 and aggregate balances as of December 31, 2006 in respect of the following deferred compensation arrangements.

TTC Long-Term Performance Plan.

For each deferred award under the plan, the participant was required to irrevocably elect the deferral settlement date at least one year in advance of vesting of the applicable award.

Mr. Weinert and Ms. Payne deferred receipt of the notional share awards granted in 1996 and 1997, respectively. During the deferral period, the notional shares are credited with dividend equivalents in the form of additional notional shares as and when the Company pays dividends on its shares of common stock. Both participants have elected to terminate the deferral period at the earlier of (i) the date that his or her employment with the Company terminates for any reason and (ii) retirement. Upon the end of the deferral period, such participant will be paid a lump sum cash payment equal to the number of notional shares in the deferral account multiplied by the average closing price of the Company’s common stock on the NYSE for the last twenty business days immediately preceding and including the day the deferral period is terminated.

Messrs. Robert Taubman and William Taubman deferred receipt of cash awards granted in 1998 and 1999. While deferred, the cash awards accrued interest at a rate equal to the sum of (a) the average five-year Treasury rate for the last 20 business days of the applicable year plus (b) 50 basis points. Both participants elected to terminate the deferral periods of the 1998 and 1999 awards in January 2006 and 2007, respectively, and such cash payments were made accordingly.

Supplemental Retirement Savings Plan.

This plan provides benefits to senior management in the form of Company contributions which would have been payable under the tax-qualified retirement plan (The Taubman Company and Related Entities Employee Retirement Savings Plan, the “401(k) plan”) but for the reduction in recognizable compensation to $220,000 (as of December 31, 2006, as adjusted by the IRS from time to time) as required by the IRC. There are no employee contributions permitted under this plan. In addition to any Company contributions, the Company also credits earnings at a rate of 1% above the prime rate of return established by JPMorgan Chase Bank, N.A. Employees are vested in these contributions at the same time such employees vest in the matching contributions under the Company’s 401(k) plan: 10% after the first year of service; 30% after two years of service; 50% after three years of service; 70% after four years of service; and 100% after five years of service. No withdrawals are permitted under the plan during employment.

Mr. Robert Taubman’s Deferral of TRG Units.

Pursuant to an option deferral agreement entered into in December 2001 among the Manager, TRG and Mr. Robert Taubman, Mr. Taubman deferred his right to receive 871,262 units of TRG pursuant to an incentive option granted to Mr. Taubman in 1992 that he exercised in 2002. Until the deferred units are distributed in full, Mr. Taubman receives distribution equivalents on the deferred units in the form of cash payments as and when TRG makes distributions on actual units outstanding. Beginning with the earlier of Mr. Taubman’s cessation of employment for any reason or the ten-year anniversary of the date of exercise, actual units will be paid to Mr. Taubman in ten annual installments. The deferral agreement will terminate and actual units will be paid to Mr. Taubman in a single distribution upon a change of control of TRG if followed by Mr. Taubman’s termination of employment within six months of such change of control.

Customary Benefits to All Salaried Employees

The Company also provides customary benefits such as medical, dental and life insurance and disability coverage to each named executive officer, which is also provided to all other eligible employees. The Company also provides vacation and other paid holidays to all employees, including the named executive officers, which are comparable to those provided at similar companies.

Severance Payments

See “Potential Payments Upon Termination or Change-in-Control” for a description of potential payments and benefits to the named executive officers under compensation plans and arrangements described above upon termination of employment or a change of control of the Company.

Change of Control Agreements.  The Company and TRG are party to change of control agreements with certain of the senior management, including the following named executive officers: Ms. Payne and Messrs. Weinert and Kieras. The Committee believes that such agreements are in the best interests of the Company and its shareholders to ensure the continued dedication of such employees, notwithstanding the possibility, threat or occurrence of a change of control. The Committee believes it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefits arrangements upon a change of control that ensure that such employees’ compensation and benefits expectations will be satisfied and such compensation and benefits are competitive with those of other corporations. These agreements were originally entered into in connection with a hostile takeover bid in 2003, and the Committee believes these agreements were instrumental in the continued success of the Company during such period.

A fundamental feature of these agreements that is different from some change of control agreements is that most of the benefits have a “double-trigger,” which means that two events must occur for payments to be made (a change of control and the termination of employment, in this case within three years from such trigger event). This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection upon loss of employment. The only exceptions relate to vesting of share-based awards, which the Committee believes is appropriate due to the difficulty in converting the Company’s performance awards into awards of the surviving company.

Employment Agreements.  Ms. Payne also is party to an employment agreement with the Company, initially entered into in 1997, that provides for certain severance benefits. All other named executive officers are at-will employees of the Company.

2006 Analysis.  In 2006, the change of control agreements were amended primarily to provide for a full tax-gross up on benefits that exceeded limits set forth in Section 280G of the IRC by 110%; the amendments also clarified certain ambiguous terms and accounted for new compensation plans and arrangements of the Company since the agreements were initially entered into. The Committee believes the additional gross-up payments ensure the full payout to applicable employees, which reinforces the purpose of such agreements.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis (CD&A) in this proxy statement with management, including the Chief Executive Officer. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006 and the proxy statement for the 2007 annual meeting of shareholders.

The Compensation Committee

Craig M. Hatkoff, Chairman
Jerome A. Chazen
Peter Karmanos, Jr.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or an employee of the Company. In addition, during 2006, none of the Company’s executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Company’s Board of Directors or Compensation Committee.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers in 2006.

							Non-Equity
			Stock		Option		Incentive Plan		All Other
Name and		Salary	Awards		Awards		Compensation		Compensation		Total
Principal Position	Year	($)	($)(1)		($)(2)		($)(3)		($)		($)

Robert S. Taubman	2006	$688,462	$570,681	(4)	$497,937	(5)	$2,104,609	(6)	$26,204	(7)	$3,887,893
Chairman, President and
CEO

Lisa A. Payne	2006	518,269	316,935	(8)	354,425	(9)	1,341,313	(10)	26,204	(7)	2,557,146
Vice Chairman and CFO

William S. Taubman	2006	496,635	307,275	(11)	277,149	(12)	1,345,000	(13)	26,204	(7)	2,452,263
Chief Operating Officer

David T. Weinert	2006	336,538	113,166	(14)	172,039	(15)	586,875	(16)	26,204	(7)	1,234,822
Senior Vice President,
Leasing (Manager)

Stephen J. Kieras	2006	305,577	94,739	(17)	148,485	(18)	518,313	(19)	25,358	(20)	1,092,472
Senior Vice President,
Development (Manager)

(1)	All awards in this column relate to restricted stock units granted under the TTC 2005 Long-Term Incentive Plan. Each restricted stock unit includes the right to receive dividend equivalents, and upon vesting, the holder will receive a cash payment equal to the aggregate cash dividends that are paid on the Company’s common stock during the vesting period. The amounts reported reflect the amounts recognized for financial statement reporting purposes in 2006 in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded), and therefore may include amounts from awards granted in and prior to 2006. The amortization period for awards included in this column are:

Award Date	Amortization Period (months)

May 2005	38
March 2006	36
May 2006	34

Generally, amortization begins in the month of the award date. Valuation assumptions used in determining these amounts are included in note 15 of the Company’s audited financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2006 (the “2006 10-K”).

(2)	All awards in this column relate to stock options granted under the TRG 1992 Incentive Option Plan. The amounts reported reflect the amounts recognized for financial statement reporting purposes in 2006 in accordance with FAS 123(R), and therefore may include amounts from awards granted in and prior to 2006. The amortization period for awards included in this column are:

Award Date	Options Vested	Amortization Period (months)

March 2005	One-third	36
	One-third	60
	One-third	84
May 2005	One-third	17
	One-third	29
	One-third	41
March 2006	One-third	12
	One-third	24
	One-third	36
May 2006	One-third	10
	One-third	22
	One-third	34

Generally, amortization begins in the month of the award date. Valuation assumptions used in determining these amounts are included in note 15 of the Company’s audited financial statements included in the 2006 10-K.

(3)	Amounts earned under the 2006 Annual Bonus Plan were approved by the Compensation Committee on March 6, 2007 and were paid out shortly thereafter. The performance measures for the cash grant in 2004 under the TTC Long-Term Performance Plan were satisfied on January 1, 2007 and the award was paid on January 26, 2007.

(4)	Includes $299,765 for restricted stock units granted in May 2005 and $270,916 for restricted stock units granted in March 2006.

(5)	Includes $170,300 for stock options granted in May 2005 and $327,637 for stock options granted in March 2006.

(6)	Includes $804,609 from the 2006 Annual Bonus Plan and $1,300,000 from a cash grant in 2004 under the TTC Long-Term Performance Plan.

(7)	Includes $17,916 and $8,288 contributed by the Company to such person’s account in the 401(k) Plan and Supplemental Retirement Savings Plan, respectively.

(8)	Includes $160,215 for restricted stock units granted in May 2005, $143,878 for restricted stock units granted in March 2006, and $12,842 for restricted stock units granted in May 2006.

(9)	Includes $71,789 for stock options granted in March 2005, $91,027 for stock options granted in May 2005, $173,996 for stock options granted in March 2006, and $17,613 for stock options granted in May 2006.

(10)	Includes $631,313 from the 2006 Annual Bonus Plan and $710,000 from a cash grant in 2004 under the TTC Long-Term Performance Plan.

(11)	Includes $150,555 for restricted stock units granted in May 2005, $143,878 for restricted stock units granted in March 2006, and $12,842 for restricted stock units granted in May 2006.

(12)	Includes $85,541 for stock options granted in May 2005, $173,995 for stock options granted in March 2006, and $17,613 for stock options granted in May 2006.

(13)	Includes $650,000 from the 2006 Annual Bonus Plan and $695,000 from a cash grant in 2004 under the TTC Long-Term Performance Plan.

(14)	Includes $41,211 for restricted stock units granted in May 2005, $46,280 for restricted stock units granted in March 2006, and $25,675 for restricted stock units granted in May 2006.

(15)	Includes $57,431 for stock options granted in March 2005, $23,416 for stock options granted in May 2005, $55,966 for stock options granted in March 2006, and $35,226 for stock options granted in May 2006.

(16)	Includes $455,000 from the 2006 Annual Bonus Plan and $131,875 from a cash grant in 2004 under the TTC Long-Term Performance Plan.

(17)	Includes $39,569 for restricted stock units granted in May 2005, $43,758 for restricted stock units granted in March 2006, and $11,412 for restricted stock units granted in May 2006.

(18)	Includes $57,431 for stock options granted in March 2005, $22,486 for stock options granted in May 2005, $52,912 for stock options granted in March 2006, and $15,656 for stock options granted in May 2006.

(19)	Includes $358,313 from the 2006 Annual Bonus Plan and $160,000 from a cash grant in 2004 under the TTC Long-Term Performance Plan.

(20)	Includes $17,916 and $7,442 contributed by the Company to such person’s account in the 401(k) Plan and Supplemental Retirement Savings Plan, respectively.

Grants of Plan-Based Awards in 2006

The following table provides information about equity and non-equity awards granted to the named executive officers in 2006.

		Estimated Possible Payouts			All Other	All Other
		Under Non-Equity			Stock	Option
		Incentive Plan Awards(1)			Awards:	Awards:
					Number	Number of	Exercise or	Grant Date
					of Shares	Securities	Base Price	Fair Value of
					of Stock	Underlying	of Option	Stock and
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	Awards(4)

Robert S. Taubman	N/A	—	$487,500	—	—	—	—	—
	03/08/06	—	—	—	24,147	—	—	$975,297
	03/08/06	—	—	—	—	79,723	$40.39	643,365
Lisa A. Payne	N/A	—	341,250	—	—	—	—	—
	03/08/06	—	—	—	12,824	—	—	517,961
	03/08/06	—	—	—	—	42,338	40.39	341,668
	05/15/06	—	—	—	1,356	—	—	54,579
	05/15/06	—	—	—	—	4,473	40.25	37,752
William S. Taubman	N/A	—	325,000	—	—	—	—	—
	03/08/06	—	—	—	12,824	—	—	517,961
	03/08/06	—	—	—	—	42,338	40.39	341,668
	05/15/06	—	—	—	1,356	—	—	54,579
	05/15/06	—	—	—	—	4,473	40.25	37,752
David T. Weinert	N/A	—	227,500	—	—	—	—	—
	03/08/06	—	—	—	4,125	—	—	166,609
	03/08/06	—	—	—	—	13,618	40.39	109,897
	05/15/06	—	—	—	2,711	—	—	109,118
	05/15/06	—	—	—	—	8,945	40.25	75,496
Stephen J. Kieras	N/A	—	204,750	—	—	—	—	—
	03/08/06	—	—	—	3,900	—	—	157,521
	03/08/06	—	—	—	—	12,875	40.39	103,901
	05/15/06	—	—	—	1,205	—	—	48,501
	05/15/06	—	—	—	—	3,976	40.25	33,557

(1)	The amounts in this column relate to the 2006 Annual Bonus Plan. The aggregate amount payable to senior management under such plan is up to 200% of the aggregate target bonuses of senior management; however, since there is no maximum established for individual members of such plan, the Company has determined not to disclose a maximum amount in this table. The relevant performance measures were satisfied on December 31, 2006 and amounts earned were approved by the Compensation Committee on March 6, 2007 (and were paid out shortly thereafter); such amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)	All awards in this column relate to restricted stock units under the TTC 2005 Long-Term Incentive Plan. All restricted stock units granted in 2006 provide for vesting on March 1, 2009, subject to the terms of such award. See “Compensation Discussion and Analysis—Elements of Compensation in 2006 for Named Executive Officers” for a description of the material terms of the restricted stock units.

(3)	All awards in this column relate to stock options granted under the TRG 1992 Incentive Option Plan. All stock options granted in 2006 provide for vesting in equal installments on March 1, 2007, 2008 and 2009, respectively, subject to the terms of such award. See “Compensation Discussion and Analysis—Elements of Compensation in 2006 for Named Executive Officers” for a description of the material terms of the stock options.

(4)	The grant-date fair value is calculated in accordance with FAS 123(R). The fair value of each restricted stock unit, which includes the right to receive dividend equivalents, is equal to the stock price on the date of grant. Upon vesting, the holder will receive a cash payment equal to the aggregate cash dividends that are paid on the Company’s common stock during the vesting period; the foregoing is taken into account in calculating the grant-date fair value. The fair value of each stock option is calculated using the Black-Scholes model, using assumptions which are included in note 15 to the Company’s audited financial statements included in the 2006 10-K.

Each restricted stock unit granted on March 8, 2006 and May 15, 2006 had a grant-date fair value of $40.39 and $40.25, respectively. Each stock option granted on March 8, 2006 and May 15, 2006 had a grant-date fair value of $8.07 and $8.44, respectively.

Outstanding Equity Awards at December 31, 2006

The following table provides information on the current holdings of stock option and stock awards by the named executive officers as of December 31, 2006.

	Option Awards					Stock Awards
			Equity
			Incentive
			Plan
			Awards:				Market
	Number	Number	Number			Number	Value of
	of Securities	of Securities	of Securities			of Shares	Shares or
	Underlying	Underlying	Underlying			or Units	Units of
	Unexercised	Unexercised	Unexercised	Option		of Stock	Stock That
	Options	Options	Unearned	Exercise	Option	That Have	Have Not
	(#)	(#)	Options	Price	Expiration	Not Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)

Robert S. Taubman	—	—	—	—	—	54,465(2)	$2,770,090
	—	79,723(3)	—	$40.39	03/08/16	—	—
	33,068	66,134(4)	—	31.31	05/18/15	—	—
Lisa A. Payne	—	—	—	—	—	30,384(5)	1,545,330
	—	4,473(3)	—	40.25	05/15/16	—	—
	—	42,338(3)	—	40.39	03/08/16	—	—
	17,673	35,346(4)	—	31.31	05/18/15	—	—
	—	—	100,000(6)	29.38	03/04/15	—	—
William S. Taubman	—	—	—	—	—	29,407(7)	1,495,640
	—	4,473(3)	—	40.25	05/15/16	—	—
	—	42,338(3)	—	40.39	03/08/16	—	—
	16,609	33,216(4)	—	31.31	05/18/15	—	—
David T. Weinert		—	—	—	—	11,004(8)	559,663
	—	8,945(3)	—	40.25	05/15/16		—
	—	13,618(3)	—	40.39	03/08/16	—	—
	4,546	9,092(4)	—	31.31	05/18/15	—	—
	—	—	80,000(6)	29.38	03/04/15	—	—
Stephen J. Kieras	—	—	—	—	—	9,107(9)	463,182
	—	3,976(3)	—	40.25	05/15/16	—	—
	—	12,875(3)	—	40.39	03/08/16	—	—
	4,365	8,730(4)	—	31.31	05/18/15	—	—
	—	—	80,000(6)	29.38	03/04/15	—	—

(1)	Based upon the closing price of the Company’s common stock on the NYSE on December 29, 2006 (the last business day of 2006) of $50.86.

(2)	30,318 restricted stock units vest on March 1, 2008 and 24,147 restricted stock units vest on March 1, 2009.

(3)	The stock options vest in three equal installments on March 1, 2007, 2008 and 2009, respectively.

(4)	The stock options vest in two equal installments on May 18, 2007 and 2008, respectively.

(5)	16,204 restricted stock units vest on March 1, 2008 and 14,180 restricted stock units vest on March 1, 2009.

(6)	The stock options vest in three equal installments on March 4, 2008, 2010 and 2012, respectively, subject to the satisfaction of certain Company performance criteria as of each vesting date.

(7)	15,227 restricted stock units vest on March 1, 2008 and 14,180 restricted stock units vest on March 1, 2009.

(8)	4,168 restricted stock units vest on March 1, 2008 and 6,836 restricted stock units vest on March 1, 2009.

(9)	4,002 restricted stock units vest on March 1, 2008 and 5,105 restricted stock units vest on March 1, 2009.

Option Exercises and Stock Vested in 2006

None of the named executive officers exercised stock options in 2006. The following table provides information on the vesting of notional units under the TTC Long-Term Performance Plan related to the deferral of notional unit awards under such plan. During the deferral period, the notional shares are credited with dividend equivalents in the form of additional notional shares as, and in the amount that, the Company pays dividends on its shares of common stock.

Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)

Robert S. Taubman	—	—
Lisa A. Payne	1,529	$62,556
William S. Taubman	—	—
David T. Weinert	294	12,017
Stephen J. Kieras	—	—

Nonqualified Deferred Compensation in 2006

The table below provides information on the nonqualified deferred compensation of the named executive officers in 2006.

		Executive	Registrant	Aggregate		Aggregate	Aggregate
		Contributions	Contributions	Earnings		Withdrawals/	Balance at
		in Last FY	in Last FY	in Last FY		Distributions	Last FYE
Name	Plan	($)	($)(1)	($)(2)		($)	($)

Robert S. Taubman	TTC Long-Term Performance Plan	—	—	$72,392	(3)	$1,482,867 (4)	$1,539,873	(5)
	Supplemental Retirement Savings Plan	—	$8,288	11,559		—	139,039
	Option Deferral Agreement(6)	—	—	1,103,600		1,103,600	44,312,385

Lisa A. Payne	TTC Long-Term Performance Plan	—	—	843,334	(7)	—	2,613,226	(8)
	Supplemental Retirement Savings Plan	—	8,288	6,600		—	82,138

William S. Taubman	TTC Long-Term Performance Plan	—	—	29,434	(3)	562,467 (4)	626,102	(5)
	Supplemental Retirement Savings Plan	—	8,288	10,778		—	131,229

David T. Weinert	TTC Long-Term Performance Plan	—	—	162,012	(9)	—	502,024	(8)
	Supplemental Retirement Savings Plan	—	8,288	6,112		—	78,976

Stephen J. Kieras	Supplemental Retirement Savings Plan	—	7,442	889		—	17,463

(1)	The Company’s contributions to the supplemental retirement savings plan are included in the “All Other Compensation” column of the “Summary Compensation Table.”

(2)	None of the earnings set forth in the table are above-market or preferential, and therefore none of such amounts are reflected in the “Summary Compensation Table.”

(3)	Represents interest paid on outstanding amounts related to cash awards granted in 1999 under the plan. The interest rate paid in each year is the sum of (a) the average five-year Treasury rate for the last 20 business days of the applicable year plus (b) 50 basis points.

(4)	Amount paid in January 2006 due to the participant’s election to end the deferral period with respect to the 1998 cash award. The awards accrued interest at the rate specified in note (3) above.

(5)	These amounts were paid in January 2007 due to the participant’s election to end the deferral period with respect to the 1999 cash award. The awards accrued interest at the rate specified in note (3) above.

(6)	Mr. Taubman acquired phantom stock in 2002 in connection with his deferral of TRG units. The deferral account has 871,262 outstanding shares of phantom stock. The distributions accrued in 2006 were $1.27 per unit. See “Compensation Discussion and Analysis—Deferred Compensation Arrangements—Mr. Robert Taubman’s Deferral of Units” for additional information.

(7)	Includes $62,556 for dividends and $780,778 for stock price growth related to the deferral of a notional unit award granted in 1997 under the plan. During the deferral period, the notional shares are credited with dividend equivalents in the form of additional notional shares as, and in the amount that, the Company pays dividends on its shares of common stock. Stock price growth is calculated as (i) difference between the Company’s average common stock price for the last 20 business days immediately preceding and including December 31, 2006 and such comparable period in 2005, multiplied by (ii) the number of notional units held at December 31, 2006.

(8)	At the end of the deferral period, such participant will be paid a lump sum cash payment equal to the number of notional shares in the deferral account multiplied by the average closing price of the Company’s common stock on the NYSE for the last twenty business days immediately preceding and including the day the deferral period is terminated. Such participant has elected to terminate the deferral period at the earlier of (i) the date that his or her employment with the Company terminates for any reason and (ii) retirement.

(9)	Includes $12,017 for dividends and $149,995 for stock price growth related to the deferral of a notional unit award granted in 1996 under the plan. During the deferral period, the notional shares are credited with dividend equivalents in the form of additional notional shares as, and in the amount that, the Company pays dividends on its shares of common stock. Stock price growth is calculated as (i) difference between the Company’s average common stock price for the last 20 business days immediately preceding and including December 31, 2006 and such comparable period in 2005, multiplied by (ii) the number of notional units held at December 31, 2006.

Potential Payments Upon Termination or Change-in-Control

The following section describes potential payments and benefits to the named executive officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change of control of the Company.

Ms. Payne is party to an employment agreement and change of control agreement with the Company. None of the other named executive officers has an employment agreement with the Company. Messrs. David Weinert and Stephen Kieras have each entered into a change of control agreement with the Company, while Messrs. Robert Taubman and William Taubman have not entered into such agreements.

Certain of the Company’s compensatory plans contain provisions regarding the acceleration of vesting and payment upon specified termination events; see “—Company Share-Based Plans” below. In addition, the Compensation Committee may authorize discretionary severance payments to its named executive officers upon termination.

Company Share-Based Plans

TRG 1992 Incentive Option Plan

The Committee is authorized to accelerate the vesting of stock options at any time more than six months after the grant date. The Committee is also permitted to modify, extend or renew outstanding stock options, or accept the cancellation or surrender of such options, except to the extent such actions would constitute a repricing of options without satisfying the applicable shareholder approval requirements of the NYSE.

If a participant’s employment is terminated for cause, all vested and unvested stock options will be forfeited as of the termination date.

If a participant’s employment with the Company is terminated for any reason, other than the death, disability, or retirement of such employee or for cause, (i) the participant’s stock options that have not vested as of such termination date will be forfeited, and (ii) the participant shall have 90 days (or such other period in the Compensation Committee’s discretion) from the termination date to exercise vested options, subject to specified limitations.

Stock options held by an employee that dies while employed will vest immediately, and the beneficiary will have 730 days to exercise such stock options. Stock options held by an employee that becomes disabled or retires will also vest immediately upon such trigger event, and will be exercisable any time prior to the tenth anniversary of the date of grant.

Stock options will vest immediately upon the termination (without renewal) of the Manager’s services agreement with TRG, upon any change in control of TRG, or upon TRG’s permanent dissolution.

TTC 2005 Long-Term Incentive Plan

The Committee has the authority to accelerate vesting of restricted stock units at any time.

The restricted stock units will vest immediately if a participant’s employment with the Company is terminated for death, disability or retirement of such employee, or upon a change of control of TRG, the dissolution of TRG or the termination (without renewal) of the Manager’s services agreement with TRG. If a participant’s employment with the Company is terminated for any other reason, the restricted stock units that have not vested as of such date will be forfeited.

Deferred Compensation Plans and Arrangements

TTC Long-Term Performance Plan.

As of December 31, 2006, Robert Taubman, William Taubman, David Weinert and Lisa Payne had outstanding, irrevocable deferred awards under the plan. The deferral period is immediately terminated upon the termination of the participant’s employment with the Company for any reason, upon a change of control, the dissolution of TRG or the termination (without renewal) of the Manager’s services agreement with TRG.

Supplemental Retirement Savings Plan.

Each of the named executive officers participates in the plan. No withdrawals are permitted under the plan during employment. As soon as practicable following the termination of employment for any reason, the employee must elect a lump-sum payment (to be paid no earlier than one year following such termination date) or annual installments (such first installment to be paid no earlier than one year following the last day of the month of termination); however, in its sole discretion, the Company may accelerate such payment plan. The acceleration provisions will be amended as necessary to comply with the new tax rules applicable to nonqualified deferred compensation arrangements. In the event the employee dies before distribution of all amounts, the beneficiary may change the form of payment with the consent of the Company.

Mr. Robert Taubman’s Deferral of TRG Units.

Beginning with the earlier of Mr. Taubman’s cessation of employment for any reason or the ten-year anniversary of the date of exercise, the TRG units will be paid to Mr. Taubman in ten annual installments. The deferral agreement will terminate and the deferred units will be paid to Mr. Taubman in a single distribution of units upon a change of control of TRG if followed by Mr. Taubman’s termination of employment within six months of such change of control.

Change of Control Agreements

The agreements have three-year terms that automatically extend for an additional year on each anniversary of the first day of their terms unless a notice not to extend is given by the Company at least 60 days prior to the renewal date. If a change of control of the Company occurs during the term of the agreement, then the agreements become operative for a fixed three-year period commencing on the date of the change of control and supersede any other employment agreement between the Company and any of its affiliates, on the one hand, and the executive, on the other.

Each agreement provides generally that the executive’s terms and conditions of employment, including position, location, compensation and benefits, will not be adversely changed during the three-year period after a change of control. In addition, each agreement also provides that upon a change of control or a termination of employment in anticipation of a change of control, all of the executive’s share-based compensation awards that are outstanding on the date of the change of control will vest and, in specified circumstances, will become payable.

After a change of control, if the executive’s employment is terminated for cause, the executive will generally be entitled to receive:

•   accrued and unpaid compensation and benefits; and

•  other vested benefits in effect on the date of the termination.

After a change of control, if the executive’s employment is terminated by reason of the person’s death or disability, the executive or his or her beneficiary or estate will generally be entitled to receive:

•  the amounts noted above for termination for cause; and

•	an annual bonus for the year in which the termination of employment occurs, pro-rated through the date of termination.

After a change of control, if the executive’s employment is terminated by the Company other than for cause, death or disability, or if the executive resigns for good reason, or upon certain terminations in connection with or in anticipation of a change of control, the executive will generally be entitled to receive:

•  the amounts noted above for termination by reason of death or disability;

•  two and a half times the executive’s annual base salary and annual bonus;

•  continued welfare benefits and perquisites for at least thirty months; and

•  outplacement services for one year.

The annual bonus components of this severance amount will be based on the higher of the highest bonus paid to the executive during the three years prior to the change of control or the most recent bonus paid to the executive prior to the date of termination of employment. The Company will additionally provide each executive with a full tax gross-up on the above benefits to the extent such benefits exceed 110% of the limits set forth in Section 280G of the Code.

Further, as a condition to receiving such funds and subject to limited specified exceptions, the executive must sign an agreement to forever release and discharge the Company and its agents from any and all liabilities of any kind whatsoever related in any way to the Company’s employment of the executive that the executive has ever had or may thereafter have against the Company or its agents. The executive is also subject to customary confidentiality provisions after the termination of employment with the Company.

Lisa Payne’s Change of Control Agreement

The change of control agreement supersedes Ms. Payne’s employment agreement upon the occurrence of a change of control. Ms. Payne’s change of control agreement is identical to the description set forth above in “Potential Payments Upon Termination or Change-in-Control—Change of Control Agreements,” except that to preserve an existing benefit under her employment agreement, such agreement provides that her termination of employment for any reason following a Change of Control or in anticipation of a Change of Control, is deemed to be Good Reason.

Lisa Payne’s Employment Agreement

In January 1997, the Company entered into a three-year agreement with Ms. Payne regarding her employment as an Executive Vice President and the Chief Financial Officer of the Manager and her service to the Company in the same capacities. Since the end of the initial term, the agreement has been extended pursuant to one-year automatic renewals in accordance with its terms. The agreement shall continue to be extended in such manner unless either party gives sufficient notice to the contrary. In June 2005, Ms. Payne became Vice Chairman in addition to her role as Chief Financial Officer.

The employment agreement provides for an annual base salary of not less than $500,000, with consideration of upward adjustments to be reviewed annually, as well as customary benefits and perquisites. The agreement also provides for Ms. Payne’s participation in the Company’s annual bonus plan, with a target award of $250,000 and a maximum annual award of $375,000, and other share-based compensation plans. Notwithstanding the foregoing, the Company, in its sole discretion, may increase Ms. Payne’s compensation at any time.

Pursuant to the agreement, if Ms. Payne’s employment with the Company is terminated for any reason other than (1) Ms. Payne’s voluntary termination of her employment, (2) death or disability or (3) a termination by the Company for cause, Ms. Payne shall be entitled to receive payment of her base salary and target bonus for the remaining term of her employment agreement, and all benefits granted to Ms. Payne under the Company’s various compensation plans shall immediately vest in full. Ms. Payne shall also receive such payments if her termination of employment is within in 90 days of any of the following events: (w) a change of control, (x) a substantial diminution of duties or responsibilities, (y) a change in title without consent and (z) a change in location of employment outside metro Detroit area. Payments under the clause will be reduced by amounts Ms. Payne receives from other employment during such payment period.

For any other termination, including for cause, voluntary termination without good reason, death or disability, Ms. Payne shall receive any amounts accrued to the date of termination and as provided for in Company’s compensatory plans.

Change of Control/Severance Payment Table

The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change of control, assuming such event occurs on December 31, 2006. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.

Items Not Reflected in Table.

The following items are not reflected in the table set forth below:

•  Accrued salary, bonus and vacation.

•  Costs of COBRA or any other mandated governmental assistance program to former employees.

•  Welfare benefits provided to all salaried employees.

•  Amounts outstanding under the Company’s 401(k) plan.

•	TTC Long-Term Performance Plan. If such participant’s employment is terminated for any reason, upon the occurrence of specified events (including a change of control of TRG, the dissolution of TRG or the termination (without renewal) of the Manager’s services agreement with TRG), or the Company accelerates such payment as of December 31, 2006, then such participants would receive the aggregate balance amount relating to the plan as set forth in the “Nonqualified Deferred Compensation in 2006” table. Such payment is required to be made as soon as administratively practicable.

•	Supplemental Retirement Savings Plan. If such participant’s employment is terminated for any reason, upon the occurrence of specified events (including a change of control of TRG, the dissolution of TRG or the termination (without renewal) of the Manager’s services agreement with TRG), or the Company accelerates such payment as of December 31, 2006, then the participant would receive the aggregate balance amount relating to the plan as set forth in the “Nonqualified Deferred Compensation in 2006” table.

•	Mr. Robert Taubman’s Deferral of Units. If Mr. Taubman’s employment is terminated for any reason as of December 31, 2006, the deferred units will be paid to Mr. Taubman in ten annual installments. If Mr. Taubman’s employment is terminated within six months of a change of control, then the deferred units will be paid to Mr. Taubman in a single distribution. The aggregate balance amount relating to this deferral arrangement is set forth in the “Nonqualified Deferred Compensation in 2006” table.

Change of Control Payments—IRC Section 280G valuation.

For purposes of the table below, the Company engaged Towers Perrin to estimate the excise tax-gross-up payment to be paid by the Company arising under IRC Section 280G in connection with the change of control agreements. IRC Section 280G imposes tax sanctions for payments made by the Company that are contingent upon a change of control and equal to or greater than three times an executive’s most recent five-year average annual taxable compensation (the “base amount”). If tax sanctions apply, all payments above the base amount become subject to a 20% excise tax (paid by the executive) and are ineligible for a tax deduction by the Company. Key assumptions of the analysis include:

•	Change of control and termination of employment occurs as of December 31, 2006; and

•	The only applicable payments are cash severance (2.5x salary plus annual bonus, with the bonus being the highest bonus earned in prior three years), welfare benefits (10% of base salary), one year of outplacement services (20% of base salary), and accelerated vesting of stock options and restricted stock.

Other Notes Applicable to Table.

•	For accelerated vesting of share-based awards, the table reflects the intrinsic value of such acceleration, which is (i) for each unvested stock option, $50.86 less the exercise price, and (ii) for each unvested restricted stock unit, $50.86. $50.86 represents the closing price on the NYSE on December 29, 2006, the last business day of 2006.

•	As previously noted, the Compensation Committee has discretion to accelerate the vesting of stock options (six months after the grant date) and restricted stock awards; the table assumes such discretion is not utilized.

•	Life insurance amounts only reflect policies paid for by the Company.

•	The table assumes a “disability” is of a long-term nature, which triggers vesting of share-based awards. Disability payments are shown on an annual basis.

Named Executive Officers

			Share-		Life
	Cash	Miscellaneous	Based		Insurance	Disability	280G Tax
	Severance	Benefits(1)	Awards	Dividends	Proceeds	Benefits	Gross Up

Robert S. Taubman(2) Retirement	—	—	$4,897,709	$96,788	—	—	—
Death	—	—	4,897,709	96,788	$1,400,000	—	—
Disability	—	—	4,897,709	96,788	—	$360,000	—
Change of control	—	—	4,897,709	96,788	—	—	—

Lisa A. Payne(3) Retirement	—	—	2,728,841	52,960	—	—	—
Termination without cause	$1,732,500	—	2,728,841	52,960	—	—	—
Death	—	—	2,728,841	52,960	1,400,000	—	—
Disability	—	—	2,728,841	52,960	—	360,000	—
Change of control	2,328,125	$236,250	2,728,841	52,960	—	—	— (4)

William S. Taubman(2) Retirement	—	—	2,635,770	50,845	—	—	—
Death		—	2,635,770	50,845	1,400,000		—
Disability	—	—	2,635,770	50,845	—	360,000	—
Change of control	—	—	2,635,770	50,845	—	—	—
David T. Weinert(2)
Retirement	—	—	915,662	17,015	—	—	—
Death	—	—	915,662	17,015	1,400,000	—	—
Disability	—	—	915,662	17,015	—	346,500	—
Change of control	1,667,188	157,500	915,662	17,015	—	—	$1,256,851
Stephen J. Kieras(2)
Retirement	—	—	810,840	14,882	—	—	—
Death	—	—	810,840	14,882	1,400,000	—	—
Disability	—	—	810,840	14,882	—	311,850	—
Change of control	1,526,875	141,750	810,840	14,882	—	—	1,271,722

(1)	Amount includes the value of continuing health and welfare benefits for 30 months after December 31, 2006 and outplacement services for one year after December 31, 2006.

(2)	Except as noted in the table above or as specified in “—Items Not Reflected in Table”, such person does not receive any additional payments if (i) he voluntarily terminates his employment, or (ii) his employment is terminated by the Company with or without cause.

(3)	Except as noted in the table above or as specified in “—Items Not Reflected in Table”, Ms. Payne does not receive any additional payments if (i) she voluntarily terminates her employment, or (ii) her employment is terminated by the Company with cause.

(4)	Ms. Payne is eligible for a 280G tax gross up, but no such payment would have been necessary upon a change of control as of December 31, 2006.

Related Person Transactions

Policies and Procedures

Historically, directors and executive officers have been required to complete an annual questionnaire in connection with the Company’s proxy statement for its annual meeting of shareholders, which includes questions regarding related person transactions (previously referred to as ’related party transactions’). Directors and executive officers have also been required to provide written notice to the Company’s General Counsel or outside general counsel of any updates to such information. Further, the Company’s financial and other departments have established additional procedures to assist the Company in identifying existing and potential related person transactions.

In accordance with revised SEC rules that have expanded the definition of a related person transaction, the Company is now required to disclose any transactions since the beginning of 2006, or any currently proposed transaction, in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person (including, among others, directors, executive officers and their immediate family), had or will have a direct or indirect material interest. To assist the Company in complying with such disclosure obligations and to enhance the Company’s disclosure controls, the Board approved a formal policy in December 2006 regarding related person transactions, which generally reflects the historical process and procedures utilized by the Company on an informal basis. Specifically, the policy establishes a process for identifying related persons and procedures for reviewing and approving such transactions.

From 2006 through the date hereof, the Company’s related person transactions were solely with the Taubman family and their affiliates. The Audit Committee and/or the independent directors of the Board reviewed such business transactions to ensure that the Company’s involvement in such transactions were on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and were in the best interests of the Company and its shareholders. When necessary or appropriate, the Company has engaged third party consultants and special counsel, and the Board has created a special committee, to review such transactions. While Messrs. Robert Taubman and William Taubman may participate in certain discussions regarding Company transactions with the Taubman family and affiliates, they recuse themselves from the approval process by the Board or Audit Committee and do not negotiate contractual terms or control the Company’s strategies with respect to such transactions.

Related Person Transactions in 2006 and 2007

The Manager is the manager of the Sunvalley shopping center (Sunvalley) in Contra Costa County, California, and has been the manager since its development. TRG owns a 50% general partnership interest in SunValley Associates, a California general partnership, which owns the center. The other 50% partner is an entity owned and controlled by Mr. A. Alfred Taubman, the Company’s largest shareholder, former Chairman of the Board of Directors and the father of Messrs. Robert and William Taubman. Sunvalley’s partnership agreement names TRG as the managing general partner and provides that so long as TRG has an ownership interest in the property, the Manager will remain its manager and leasing agent.

In October 2006, the Company purchased the land under Sunvalley, which is subject to two ground leases. The investment was made in a 50% partnership with an entity affiliated with the Taubman family. The purchase price was $42.5 million. The seller was an unrelated trust for which Wells Fargo Bank served as trustee.

A. Alfred Taubman and certain of his affiliates receive various property management services from the Manager. For such services, Mr. A. Taubman and affiliates paid the Manager approximately $1.9 million in 2006.

During 2006, the Manager paid approximately $2.4 million in rent and operating expenses for office space in the building in which the Manager maintains its principal offices and in which A. Alfred Taubman, Robert S. Taubman and William S. Taubman have financial interests. The office lease, which was renewed in 2004 effective May 1, 2005, terminates in April 2015. The lease also provides for a five-year renewal option at the end of the term. During 2005, the Manager had an option to reduce the amount of space leased by up to 19% but elected not to do so. The Manager also has an option to surrender an additional 10% of space in 2010. Effective May 1, 2005, the first year annual rent was $1.4 million, the second to fifth years’ rent is $2.4 million per year and the sixth to tenth years’ rent is $2.6 million per year. The Manager received an allowance in 2005 for $3.4 million based upon the actual amount of space leased; of this amount, approximately $214,000 was paid to Taubman Asset Group (defined in the next paragraph) for its share of the allowance. In 2006, the Manager received an additional allowance of $368,000 based upon the square footage not surrendered in 2005.

The Taubman Asset Group, an entity which manages the personal assets of, and provides administrative services to, the Taubman family, including A. Alfred Taubman (collectively, the “Taubman Family”), utilize a portion of the Manager’s Bloomfield Hills, Michigan offices and a portion of the Manager’s New York offices. For the use of the office space, they paid the Manager approximately $279,000 in 2006, representing their pro rata share of the total occupancy costs. In addition, employees of the Taubman Asset Group, A. Alfred Taubman and certain employees of members of the Taubman Family and other affiliated companies of the Taubman Family were enrolled in the benefit program of the Manager. For participation in the Manager’s benefit program, participants paid the Manager approximately $708,000 in 2006, representing 100% reimbursement of the costs associated with their employees’ participation in the benefit program plus a 15% administrative fee. Offsetting this expense is a $99,000 refund paid by the Manager due to a health and dental surplus as a result of lower claims. This refund was calculated based on the participants’ share of participating employees in the benefit program.

The Manager leases a corporate jet for business use and was reimbursed approximately $472,000 in 2006 by the Taubman Family for personal use of the corporate jet, representing 100% of the incremental costs of such use. See “Compensation Discussion and Analysis — Elements of Compensation in 2006 for Named Executive Officers — Perquisites” for information on calculating incremental cost to the Company in respect of corporate jet use.

During 1997, TRG acquired an option to purchase certain real estate on which TRG was exploring the possibility of developing a shopping center. A. Alfred Taubman, Robert S. Taubman and William S. Taubman have a financial interest in the optionor. Through December 31, 2000, TRG made payments of $450,000 under the option agreement, but in 2000, TRG decided not to go forward with the project. Pursuant to an agreement between TRG and the optionor, TRG was to be reimbursed at the time of sale or lease of the real estate for $350,000 in project costs. As of the date hereof, TRG has received $350,000 in connection with such reimbursement obligations.

In January 2007, the Company announced its involvement as a third party leasing agent for a lifestyle center in the city of North Las Vegas, Nevada. This is a mixed use project that will include retail, dining, and entertainment of up to 1.3 million square feet and a residential component consisting of approximately 800 units. The shopping center will open in late 2008. The developer of the residential component is a joint venture, which includes an affiliate of the Taubman Family. The Taubman Family affiliate also participates in the project’s non-residential component.

Audit Committee Disclosure

The Audit Committee of the Board is responsible for providing independent, objective oversight and review of the Company’s accounting functions and internal controls. The Audit Committee acts under a written charter available at www.taubman.com in the Corporate Governance Section. Each of the members of the Audit Committee is independent as independence for audit committee members is defined by the rules adopted by the SEC and the NYSE and the Company’s Corporate Governance Guidelines. An Audit Committee member may not simultaneously serve on more than two other audit committees of public companies.

The responsibilities of the Audit Committee include engaging an accounting firm to be the Company’s independent registered public accounting firm. Additionally, and as appropriate, the Audit Committee reviews and evaluates, and discusses and consults with management, internal audit personnel and the independent registered public accounting firm on matters which include the following:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of the Company’s financial statements;

•	the Company’s quarterly and annual financial statements contained in reports filed with the SEC or sent to shareholders;

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in its financial statements;

•	significant developments in accounting rules;

•	the adequacy of the Company’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the continued independence of the Company’s independent registered public accounting firm and the monitoring of any engagement of the independent registered public accounting firm to provide non-audit services.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services. These policies and procedures provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company. If a product or service arises that was not already pre-approved, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to consider and pre-approve such services between quarterly meetings of the Audit Committee. In pre-approving all audit services and permitted non-audit services, the Audit Committee or a delegated member must consider whether the provision of the permitted non-audit services is consistent with maintaining the independence of the Company’s independent registered public accounting firm. Any interim approvals granted by the Chairman of the Audit Committee are reported to the entire Audit Committee at its next regularly scheduled meeting.

Service Fees Paid to the Independent Registered Public Accounting Firm

Audit Fees.  The Company was billed $1,204,700 and $1,148,141 by KPMG for audit services in 2006 and 2005, respectively. Audit services consist of professional services rendered by the Company’s principal accountant for the audits of the Company’s annual financial statements and management’s assessment of the Company’s internal control over financial reporting, review of the financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by the accountant in connection with these filings. This includes $553,800 and $593,000 in 2006 and 2005, respectively, related to individual shopping center audit reports, and $0 and $42,000 in 2006 and 2005, respectively, related to audit work done in connection with equity offerings. All of the audit services provided to the Company by KPMG during 2006 and 2005 were pre-approved by the Audit Committee.

Audit-Related Fees.  The Company was billed $23,500 and $17,500 by KPMG in 2006 and 2005, respectively, for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the Company’s financial statements. These audit related services, consisting primarily of an audit of an employee benefit plan, provided to the Company by KPMG were pre-approved by the Audit Committee.

Tax Fees.  The Company was not billed by KPMG for any tax related services in 2006. The Company was billed $2,100 by KPMG in 2005 for the preparation of a Form 5500 in connection with the audit of the Company’s 401(k) plan, which was pre-approved by the Audit Committee.

Other Fees.  The Company was not billed any other fees from KPMG in 2006 or 2005.

The Audit Committee, based on its reviews and discussions with management and KPMG noted above, determined that the provision of these services was compatible with maintaining KPMG’s independence.

Report Of The Audit Committee

In connection with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and the financial statements to be included therein, the Audit Committee has:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with KPMG, the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended; and

(3) received the written disclosure and letter from KPMG regarding the matters required by Independence Standards Board Standard No. 1.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

The Audit Committee

Jerome A Chazen, Chairman
Craig M. Hatkoff
William U. Parfet

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors recommends that the shareholders vote FOR the ratification of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment of KPMG under advisement if such appointment is not ratified by the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. KPMG served as the Company’s independent registered public accounting firm for 2004, 2005 and 2006, and the appointment of KPMG in such years was ratified by the Company’s shareholders at the respective annual meetings. See “Audit Committee Disclosure” for a description of fees and other matters related to KPMG’s provision of services to the Company.

The Company expects that representatives of KPMG will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.

Proposal 3 — Shareholder Proposal

The SEIU General Fund, claiming beneficial ownership of 92 shares of the Company’s common stock for more than one year and representing that it will continue to hold the 92 shares through the date of the annual meeting, submitted the following resolution and supporting statement to be included in this proxy statement and has noted its intention to present such resolution for consideration at the annual meeting. The Company will furnish the address of the shareholder upon request. The Company disclaims any responsibility for the content of this proposal and the supporting statement, which are presented as received verbatim from the shareholder.

Declassifying the Board

Resolved:          The shareholders of Taubman Centers, Inc. (“Taubman”) request that the board of directors take the necessary steps, in accordance with applicable state law, to declassify the board of directors so that all directors are elected annually, with such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

Supporting Statement

The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of Taubman and its shareholders.

Taubman’s board of directors is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give shareholders an opportunity to register their views on the performance of the board collectively and each director individually.

Several recent academic studies have found a significant positive relationship between governance practices that empower shareholders (like declassifying the board) and firm value. One such study, “The Costs of Entrenched Boards,” by Harvard Law School’s Lucian Arye Bebchuk and Alma Cohen, found that staggered boards were associated with an economically meaningful reduction in firm value (as measured by Tobin’s Q.). The authors also found “evidence that staggered boards bring about, and not merely reflect, an economically significant reduction in firm value” (Journal of Financial Economics, 2005).

We believe investors increasingly favor requiring annual elections for all directors. Shareholder proposals recommending annual elections received, on average, 66.8% of the vote in the first half of 2006, according to Institutional Shareholder Services (ISS), compared with a 60.5% average in the first half of 2005 (2006 ISS Postseason Report). ISS also found that the prevalence of classified boards among S&P 500 companies fell to 45.3% in 2006, putting companies with classified boards in the minority. And in the first half of 2006, 50 companies in the Russell 3000 index sought and received shareholder approval to declassify their boards, according to ISS.

We regard as unfounded the concern expressed by some companies that the annual election of all directors could leave corporations without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express enormous dissatisfaction with the incumbent directors and would reflect an urgent need for change. We feel that annually elected directors are equally capable of focusing on the long-term performance of our company and would additionally be more accountable to company owners.

We urge shareholders to vote FOR this resolution.

Your Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons:

Since Taubman’s initial public offering in 1992, the Board has been divided into three classes with directors elected to three-year staggered terms. The Board believes that this classified structure provides benefits to the company and its shareholders, including by ensuring the stability and continuity of leadership that enable management and the Board to focus on generating superior returns for the shareholders. The Board and the Nominating & Governance Committee take the views of shareholders very seriously and have given this proposal careful consideration. After a thorough review of the potential benefits and costs associated with eliminating the classified board, the Board has concluded that the classified board structure continues to be in the best interests of Taubman and its shareholders for the following reasons:

• Board Commitment to Excellence Enhanced by Classified Board.  The Board is committed to continuing and enhancing Taubman’s superior performance, which has been reflected in its stock price – a sector-leading 50.8% total return to shareholders in 2006 and a compound annual average return of 22.0% over the last 10 years. Indeed, for the reasons described below, the Board believes that the classified board structure, which is one element of Taubman’s overall corporate governance structure, enhances its ability to focus on delivering superior returns to shareholders. In 2006, Taubman’s properties achieved record average tenant sales per square foot of $539, and Taubman increased its common dividend by 23 percent (the eleventh consecutive 4th quarter dividend increase).

• The Board is Fully Accountable to Shareholders.  The Board understands the importance of accountability to shareholders, and believes such accountability is not compromised by its classified board structure. All directors have the same fiduciary duties to Taubman and its shareholders, regardless of the length of their term. In this connection, the Board believes that the classified board structure was an important element in Taubman’s ability to resist an inadequate $20 per share takeover bid three years ago.

• Stability and Continuity.  The classified board structure and its three year terms promote greater continuity, stability and knowledge of Taubman’s business operations, strategies and core values by ensuring that at any time at least two – thirds of the directors have prior experience as directors of Taubman. Directors who have experience and familiarity with Taubman’s business affairs and operations are valuable resources and are better suited to develop and execute long-term strategic decisions that are in the best interests of Taubman and its shareholders. Long-term planning capabilities and focus are especially critical among shopping mall REITs, such as Taubman, that emphasize new developments. This continuity, stability and knowledge has been an important factor in the success of Taubman.

• Majority of Taubman’s Peers Have Classified Boards. In a late-2006 study of 1,433 companies in the S&P 1,500, Institutional Investor Services noted that 55% of such companies had classified boards in 2006 (ISS Board Practices/Board Pay, 2007 Edition). Specifically, among companies having a similar market capitalization to Taubman (384 companies in the S&P MidCap 400 Index), 63% had staggered boards in 2006. Further, among companies having similar revenues to Taubman (248 companies with $500 million to $1 billion in revenues), 62% had staggered boards in 2006.

• Director Recruitment and Retention.  The market for highly qualified directors is becoming increasingly competitive due to the current corporate governance and regulatory climate. The Board believes that Taubman’s three-year director term helps Taubman to attract and retain highly qualified candidates who are willing to commit the time and resources necessary to understand Taubman’s business operations and competitive environment.

• Corporate Governance.  The Board and the Nominating & Corporate Governance Committee are committed to corporate governance practices that benefit shareholders and accordingly regularly evaluate these practices in light of the changing environment. The Corporate Governance Guidelines adopted by the Board focus on the independence and quality of the members of the Board and its effective functioning.

For the foregoing reasons, the Board of Directors has unanimously determined that retention of the classified board is in the best interests of the Company and its shareholders, and recommends a vote AGAINST this proposal. A proxy will be voted AGAINST this proposal unless a shareholder otherwise specifies in such proxy.

Additional Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities (“insiders”) file reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to the Company. Based on the Company’s review of the insiders’ forms furnished to the Company or filed with the SEC and representations made by the Company’s officers and directors, no insider failed to file on a timely basis a Section 16(a) form with respect to any transaction in the Company’s equity securities, except that Mr. Robert Taubman filed three purchases late (750 shares of common stock in aggregate) on one Form 4 and Mr. William Taubman filed one purchase late (250 shares of common stock) on one Form 4.

Cost of Proxy Solicitation

The cost of preparing, assembling and mailing the proxy material will be paid by the Company. The Company will request banks, trustees, brokers and other nominees to send the proxy material to, and to obtain proxies from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so. In addition, the Company’s directors, officers and regular employees may solicit proxies by mail, telephone, facsimile or in person, but they will not receive any additional compensation for such work. Further, Innisfree M&A Incorporated has been retained to provide proxy solicitation services for a fee not to exceed $12,000.

Presentation of Shareholder Proposals at 2008 Annual Meeting

Any shareholder proposal intended to be included in the Company’s proxy statement and form of proxy for the annual meeting to be held in 2008 must be received by the Company at 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303-0200 by the close of business on November 28, 2007, and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Any shareholder proposal intended to be presented for consideration at the 2008 annual meeting, but not intended to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting, must be received by the Company at the address stated above between February 11, 2008 and the close of business on March 10, 2008 to be considered timely. See “Proposal 1-Election of Directors—The Board of Directors and Committees” for further information on the advance notice provisions set forth in the Company’s by-laws.

Householding

The Company has elected to send a single copy of its annual report and this proxy statement to any household at which two or more shareholders reside unless one of the shareholders at such address provides notice that he or she desires to receive individual copies or has elected electronic delivery of proxy materials. This “householding” practice reduces the Company’s printing and postage costs. Shareholders may request to discontinue or re-start householding, or to request a separate copy of the 2007 annual report and proxy statement, as follows:

•	Shareholders owning their Voting Stock through a bank, trustee, broker or other holder of record should contact such record holder directly; and

•	Record shareholders should contact ADP Investor Communications, toll-free at 1-800-542-1061, or may write to: ADP Investor Communications, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Annual Report

The Annual Report of the Company for the year ended December 31, 2006, including financial statements for the three years ended December 31, 2006 audited by KPMG, LLP, the Company’s independent registered public accounting firm, are being furnished with the proxy statement.

Please complete the enclosed proxy card or voting instruction card and mail it in the enclosed postage-paid envelope as soon as possible. Alternatively, please vote via telephone or internet (as indicated on your proxy card or voting instruction card).

By Order of the Board of Directors,

Robert S. Taubman,
Chairman of the Board, President and
Chief Executive Officer

March 30, 2007

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS - MAY 9, 2007
      The undersigned appoints each of Robert S. Taubman and Lisa A. Payne, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Taubman Centers, Inc. on Wednesday, May 9, 2007, and at any adjournment, and to vote at such meeting the shares of Common Stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment. The undersigned revokes any proxy previously given to vote at such meeting.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS (1) AND (2) AND AGAINST ITEM (3) IF NO INSTRUCTION IS PROVIDED.
      This proxy also provides voting instructions for shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of The Taubman Company and Related Entities Employee Retirement Savings Plan (the Plan). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee, the Plan’s Trustee will vote shares held in the plan in the same proportion as votes received from other participants in the Plan.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

200 EAST LONG LAKE RD. SUITE 200 BLOOMFIELD HILLS, MI 48303
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 6, 2007 for 401(k) Plan shareholders and up until 11:59 P.M. Eastern Time on May 8, 2007 for registered shareholders. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Taubman Centers, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 6, 2007 for 401(k) Plan shareholders and up until 11:59 P.M. Eastern Time on May 8, 2007 for registered shareholders. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Taubman Centers, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards must be received by May 8, 2007.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TAUBN1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TAUBMAN CENTERS, INC.
The Board of Directors recommends a vote FOR Items 1 and 2 and AGAINST Item 3.
Vote on Directors
1.	ELECTION OF DIRECTORS Nominees: (each for a three-year term) 01) Jerome A.Chazen 02) Craig M. Hatkoff	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals		For	Against	Abstain

2.	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for 2007.	☐	☐	☐

3.	SHAREHOLDER PROPOSAL Requesting that the Board of Directors take the necessary steps to declassify the Board of Directors.	☐	☐	☐
PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PARTNERSHIP OR OTHER BUSINESS ENTITY, PLEASE SIGN IN THE NAME OF THE ENTITY BY AN AUTHORIZED PERSON.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

TAUBMAN CENTERS, INC.
PROXY
Series B Non-Participating Convertible Preferred Stock

This Proxy is Solicited on Behalf of the Board of Directors
Annual Meeting of Shareholders – May 9, 2007
The undersigned appoints each of Robert S. Taubman and Lisa A. Payne, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Taubman Centers, Inc. on Wednesday, May 9, 2007, and at any adjournment, and to vote at such meeting the shares of Series B Non-Participating Convertible Preferred Stock that the undersigned would be entitled to vote if personally present in accordance with the following instruction and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment. The undersigned revokes any proxy previously given to vote at such meeting.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS (1) AND (2) AND AGAINST ITEM (3) IF NO INSTRUCTION IS PROVIDED.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE
PAID ENVELOPE. PROXY CARDS MUST BE RECEIVED BY MAY 8, 2007.
The Board of Directors recommends a vote FOR Items 1 and 2 and AGAINST Item 3.

1.	ELECTION OF DIRECTORS Nominees: Jerome A. Chazen and Craig M. Hatkoff (each for a three-year term)	Please mark your votes as indicated in this example	☒

FOR	WITHHOLD	FOR ALL EXCEPT
ALL	ALL	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.

☐	☐	☐

2.	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for 2007.	3.	SHAREHOLDER PROPOSAL Requesting that the Board of Directors take the necessary steps to declassify the Board of Directors.

FOR	AGAINST	ABSTAIN	FOR	AGAINST	ABSTAIN

☐	☐	☐	☐	☐	☐

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, partnership, or other business entity, please sign in the name of the entity by an authorized person.

Signature and Title

Signature and Title

Dated: , 2007